Exhibit 4.1

Published CUSIP Number: C9716DAG9
C9716DAH7 (Term Loan)

TERM LOAN AGREEMENT

Dated as of October 31, 2022,

among

WASTE CONNECTIONS, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,
as the Administrative Agent,

and

THE LENDERS PARTY HERETO,

with

BofA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC,
and
TD SECURITIES (USA) LLC,
as the Joint Lead Arrangers and Joint Bookrunners,

and

JPMORGAN CHASE BANK, N.A.,
PNC BANK, CANADA BRANCH,
and
TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Co-Syndication Agents,

and

TRUIST BANK,
as the Documentation Agent

i

ii

iii

iv

SCHEDULES

1	List of Material Subsidiaries
2.01	Commitments and Applicable Percentages
11.02	Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Term Note
C	Form of Compliance Certificate
D-1	Form of Assignment and Assumption
D-2	Form of Administrative Questionnaire
E	Forms of U.S. Tax Compliance Certificates

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (together with the schedules and exhibits hereto, this “Agreement”) is entered into as of October 31, 2022, among WASTE CONNECTIONS, INC., an Ontario corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders”, and each individually, a “Lender”) and BANK OF AMERICA, N.A., as the administrative agent (in its capacity as the administrative agent, the “Agent”).

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility to the Borrower under this Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accountants” means an independent accounting firm of national standing reasonably acceptable to the Required Lenders and the Agent. As of the Closing Date, the Accountants are Grant Thornton LLP and are deemed reasonably acceptable to the Required Lenders and the Agent.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit D-2 or any other form approved by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning specified in the recitals hereto.

“Agent Parties” has the meaning specified in Section 11.02(e).

“Agreement Currency” has the meaning specified in Section 11.20.

“Agent’s Office” means Agent’s address located in the United States and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“AML Legislation” has the meaning specified in Section 11.17.

1

“Applicable Canadian Pension Legislation” means, at any time, the ITA and any Canadian pension minimum standards legislation (be it Canadian federal, provincial, territorial or otherwise), such as the Pension Benefits Act (Ontario) or analogous legislation, then applicable to the Borrower or its Subsidiaries organized in Canada.

“Applicable Percentage” means (a) in respect of the Commitments, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.19 and (b) in respect of the Term Loans, with respect to any Lender advancing a portion of such Term Loan at any time, the percentage (carried out to the ninth decimal place) of the Term Loan represented by the principal amount of such Lender’s portion of the Outstanding Amount of the Term Loan at such time, subject to adjustment as provided in Section 2.19. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the applicable Assignment and Assumption or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto.

“Applicable Rate” means, in respect of the Loans, from time to time, the following percentages per annum, based upon the pricing level for the applicable Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s:	Applicable Rate for Term SOFR Loans	Applicable Rate for Base Rate Loans
1	Greater than or equal to A by S&P or A2 by Moody’s	0.750%	0.000%
2	A- by S&P or A3 by Moody’s	0.875%	0.000%
3	BBB+ by S&P or Baa1 by Moody’s	1.000%	0.000%
4	BBB by S&P or Baa2 by Moody’s	1.125%	0.125%
5	Less than or equal to BBB- by S&P or Baa3 by Moody’s	1.250%	0.250%

2

For purposes of each of the rates set forth in the table above such rates shall be the applicable rate per annum determined as of the day of receipt by the Agent from the Borrower of evidence satisfactory to the Agent of the then-applicable Debt Rating (or, if earlier, as of the date the Agent becomes aware of a public announcement of such Debt Rating). The applicable Debt Rating for determining the pricing level shall be the highest Debt Rating of the Borrower; provided, that (i) if the two Debt Ratings differ by more than one level, the pricing level applicable to the level that is one level lower than the higher Debt Rating shall apply, (ii) if the Borrower has only one Debt Rating, the pricing level applicable to the level of that Debt Rating shall apply, and (iii) if the Borrower does not have any Debt Rating, pricing level 5 shall apply. Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in a certificate from the Borrower delivered to the Agent on the Closing Date (which shall reflect pricing level 3). Thereafter, each change in the Applicable Rate shall be effective during the period commencing on the date of receipt by the Agent from the Borrower of evidence satisfactory to the Agent of the then-applicable publicly-announced Debt Rating (or, if earlier, on the date that the Agent becomes aware of a public announcement of such applicable Debt Rating) and ending on the date immediately preceding the effective date of the next such change in the Applicable Rate.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, and TD Securities (USA) LLC, in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agent.

“Attributable Indebtedness” means, with respect to any Person, on any date, (a) in respect of any Finance Lease, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments thereunder that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a finance lease. For the avoidance of doubt, the determination of GAAP for purposes of this definition shall be subject to the terms of Section 1.03.

3

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its then existing Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its then existing Subsidiaries, including the notes thereto, which have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) and on the Borrower’s Internet website as previously identified to the Agent and Lenders.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Balance Sheet Date” means December 31, 2021.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) Term SOFR for a one-month tenor in effect on such day plus 1%, and (c) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” for U.S. Dollar loans made in the United States; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by the Agent for U.S. Dollar loans made in the United States, based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some U.S. Dollar loans made in the United States, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Sections 3.02 or 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (c) above and shall be determined without reference to clause (b) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

4

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the recitals hereto.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or in Toronto, Ontario are authorized or required by Law or other governmental action to close or are in fact closed.

“Canadian Benefit Plan” means an employee benefit plan, maintained or contributed to by the Borrower or any of its Subsidiaries organized in Canada, for the benefit of the employees, former employees, directors, and contractors of the Borrower or any of such Subsidiaries employed or engaged in Canada including all profit sharing, incentive compensation, savings, supplemental retirement, retiring allowance, severance, deferred compensation (including stock option, share award and equity-based plans), welfare, bonus, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements; provided, however that “Canadian Benefit Plan” shall not include any Canadian Pension Plan or other plan required to be provided under Canadian federal, provincial or territorial health, workers’ compensation or employment insurance legislation.

“Canadian Lender” means any Lender that is not a U.S. Person and that is or is deemed to be a resident of Canada for purposes of the ITA and for purposes of the Canada-United States Tax Convention, and that is entitled to the benefits of such tax convention with regard to any amounts payable to it under the Loan Documents. For purposes of this definition, Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“Canadian Pension Plan” means any plan that is a “registered pension plan” as defined in subsection 248(1) of the ITA sponsored or administered by the Borrower or any of its Subsidiaries organized in Canada and required to be registered under Applicable Canadian Pension Legislation, and contributed to by (or to which there is an obligation to contribute by) the Borrower or any of such Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and in effect from time to time.

“CFO” means the principal financial or accounting officer of the Borrower.

“Change in Law” means the occurrence, after the Closing Date, or with respect to any Lender, such later date on which such Lender becomes party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

5

“Closing Date” means the first date all the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 11.01, which date is October 31, 2022.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. Immediately prior to giving effect to the funding of the Term Loans on the Closing Date, the aggregate Commitment of all Lenders is equal to U.S. $800,000,000.00.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines (in consultation with the Borrower)that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

6

“Connection Income Taxes” means Other Connection Taxes (i) that are imposed on or measured by net income or profits (however denominated), (ii) that are franchise Taxes or branch profits Taxes or (iii) that are capital Taxes imposed under any applicable Canadian law.

“Consolidated EBIT” means, for any period, the Consolidated Net Income (or Deficit) of the Consolidated Group determined in accordance with GAAP, plus, without duplication, (a) interest expense, plus (b) income taxes, plus (c) non-cash stock compensation charges, to the extent that such charges were deducted in determining Consolidated Net Income (or Deficit), all as determined in accordance with GAAP, including, without limitation, charges for stock options and restricted stock grants, plus (d) one-time, non-recurring acquisition-related transaction fees and expenses and, to the extent reasonably approved by the Agent, integration costs incurred within 12 months of any acquisition to the extent such costs are expensed, plus (e) non-controlling interest expense, plus (f) non-cash extraordinary non-recurring writedowns, writeoffs or impairments of assets, or deferred financing costs, including non-cash losses on the sale of assets outside the ordinary course of business, plus (g) any losses associated with the extinguishment of Indebtedness, plus (h) special charges relating to the termination of a Swap Contract, plus (i) any accrued settlement payments in respect of any Swap Contract owing by any members of the Consolidated Group, plus (j) one-time, non-recurring charges in connection with the modification of employment agreements with certain members of senior management as approved by the Agent (with such approval not to be unreasonably withheld, delayed or conditioned), plus (k) non-cash accounting charges resulting from the application of Accounting Standards Codification (“ASC”) Topic 815 for such period, minus (l) non-cash extraordinary gains on the sale of assets to the extent included in Consolidated Net Income (or Deficit), minus (m) any accrued settlement payments in respect of any Swap Contract payable to any members of the Consolidated Group, and minus (n) non-cash accounting gains resulting from the application of ASC Topic 815 for such period.

“Consolidated EBITDA” means, for any period (without duplication), (a) Consolidated EBIT plus the depreciation expense and amortization expense, to the extent that each was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP, plus (b) the depreciation expense and amortization expense (without duplication) of any company whose Consolidated EBITDA was included under clause (c) hereof, plus (c) Consolidated EBITDA for the prior twelve (12) months of companies or business segments acquired by the Consolidated Group during the respective reporting period (without duplication); provided, that (i) the financial statements of such acquired companies or business segments have been audited for the period sought to be included by an independent accounting firm satisfactory to the Agent, or (ii) the Agent consents to such inclusion after being furnished with other acceptable financial statements; and provided further, that such acquired Consolidated EBITDA may be further adjusted to add-back non-recurring private company expenses which are discontinued upon acquisition (such as owner’s compensation), as approved by the Agent. Simultaneously with the delivery of the financial statements referred to in clauses (c)(i) and (c)(ii) hereof, the CFO shall deliver to the Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the acquired company or business segment.

7

“Consolidated Group” means the Borrower and its consolidated Subsidiaries.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of the Consolidated Group after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Consolidated Tangible Assets” means the consolidated total assets of the Borrower and its Subsidiaries but excluding goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and any other intangible assets.

“Consolidated Total Funded Debt” means, with respect to the Consolidated Group, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Consolidated Group on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes, bonds, debentures or similar debt instruments, (ii) Attributable Indebtedness in respect of any Finance Leases and Synthetic Leases, (iii) the non-contingent deferred purchase price of assets and companies (typically known as holdbacks) to the extent recognized as a liability in accordance with GAAP, but excluding short-term trade payables incurred in the ordinary course of business, and (iv) any unpaid reimbursement obligations with respect to letters of credit outstanding, but excluding any contingent obligations with respect to letters of credit outstanding; plus (b) Indebtedness of the type referred to in clause (a) of another Person who is not a member of the Consolidated Group Guaranteed by one or more members of the Consolidated Group. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controls” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning specified in Section 11.22(a).

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the FRBNY’s website (or any successor source).

“Debt Rating” means, as of any date of determination, the debt rating of the Borrower’s public non-credit-enhanced, senior unsecured long-term debt as determined by either of S&P or Moody’s (each a “Debt Rating”, and collectively, the “Debt Ratings”).

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and other similar laws relating to or affecting the enforcement of creditors’ rights generally, each as now and hereafter in effect, any successors to such statutes, all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, formal or informal moratoria, compositions, rearrangement, receivership, insolvency, reorganization, arrangement, compromise or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

8

“Default Rate” means (a) with respect to any Loan, the interest rate otherwise applicable to such Loan plus 2% per annum and (b) with respect to all other Obligations under this Agreement then due and payable, an interest rate equal to the Base Rate plus the Applicable Rate otherwise applicable to Base Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date such payment is due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under other agreements generally in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within two (2) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, territorial or federal regulatory authority acting in such a capacity, (iii) has consented to, approved of or acquiesced in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction. As of the Closing Date, Designated Jurisdictions are Iran, Cuba, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine and the so-called Luhansk People’s Republic region of Ukraine.

9

“Discharge of the Senior Obligations” has the meaning specified in Section 11.23(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (i) the declaration or payment of any dividend or distribution on or in respect of any Equity Interest of such Person (other than dividends or other distributions payable solely in additional Equity Interests of such Person); (ii) the purchase, redemption, retirement or other acquisition of any Equity Interest of such Person, directly or indirectly through a Subsidiary or otherwise; or (iii) the return of equity capital by any Person to its shareholders, partners or members as such.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.16.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Elevated Leverage Ratio Period” has the meaning specified in Section 7.14.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)) and, in each case, that is legally entitled to deliver the IRS form(s) and other documentation described in Section 3.01(e), as applicable, demonstrating a complete exemption from U.S. federal withholding tax pursuant to Laws in effect on the date of such assignment.

10

“Environmental Laws” has the meaning specified in Section 5.16(a).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower and its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, approval, identification number, license or other authorization required under any Environmental Law.

“EPA” has the meaning specified in Section 5.16(a).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of any class of, or other ownership or profit interests in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan (other than a Multiemployer Plan) amendment as a termination under Section 4041 of ERISA or notification of a filing of a notice of intent to terminate or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan (other than a Multiemployer Plan) or notification of the institution by the PBGC of proceedings to terminate a Multiemployer Plan; (f) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (other than a Multiemployer Plan); (g) the determination that any Pension Plan (other than a Multiemployer Plan) is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or notification that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any of its Subsidiaries or any ERISA Affiliate.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to or in respect of a Recipient (including any Taxes imposed or required to be withheld or deducted by the Borrower or any Subsidiary of the Borrower under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary being treated as or as if it were a borrower or co-borrower in respect of any Obligations hereunder under the Code or applicable Treasury regulations): (a) Taxes imposed on or measured by net income or profits (however denominated), capital Taxes imposed under any applicable Canadian law, franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or conducting business (other than a business deemed to arise solely by virtue of any of the transactions contemplated by this Agreement) or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes (including any Taxes imposed or required to be withheld or deducted by the Borrower or any Subsidiary of the Borrower under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary being treated as or as if it were a borrower or co-borrower in respect of any Obligations hereunder under the Code or applicable Treasury regulations) attributable to such Recipient’s failure to comply with or arising as a result of a breach of any representation made in Section 3.01(e), (d) any Taxes imposed pursuant to FATCA and (e) any Canadian Tax that would not have been imposed but for the Recipient (i) not dealing at arm’s length (within the meaning of the ITA) with the Borrower or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Borrower or not dealing at arm’s length with such a specified shareholder for purposes of the ITA, except where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in each case, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document.

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“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) the letter agreement, dated as of October 12, 2022, among the Borrower, the Agent and BofA Securities, Inc., (b) the letter agreement, dated as of October 28, 2022, between the Borrower and JPMorgan Chase Bank, N.A., (c) the letter agreement, dated as of October 28, 2022, among the Borrower, PNC Capital Markets LLC and PNC Bank Canada Branch, and (d) the letter agreement, dated as of October 28, 2022, between the Borrower, TD Securities (USA) LLC and The Toronto-Dominion Bank, New York Branch.

“Finance Leases” means all leases that have been or should be, in accordance with GAAP (and subject to Section 1.03), recorded as finance leases.

“Foreign Lender” means any Lender that is neither a Canadian Lender nor a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FRBNY” means the Federal Reserve Bank of New York.

“Fuel Derivatives Obligations” means fuel price swaps, fuel price caps and fuel price collar and floor agreements, and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any government (including the governments of the United States and Canada), parliament, legislature or any political subdivision thereof, and any regulatory body authority, instrumentality, or agency thereof, commission or board of any thereof, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances or any other governmental authority charged with the administration or enforcement of applicable Laws or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the Minister of the Crown, Superintendent of Financial Institutions, European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Indebtedness” means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)           every obligation of such Person for money borrowed;

(b)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(c)           (A) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person and (B) all reimbursement or payment obligations of such Person with respect to surety bonds or similar instruments;

(d)           the net present value (using the Base Rate as the discount rate) of every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (A) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith and (B) contingent purchase price obligations solely to the extent that the contingency upon which such obligation is conditioned has not yet occurred);

(e)           all Attributable Indebtedness of such Person in respect of Finance Leases;

(f)           all Attributable Indebtedness of such Person in respect of Synthetic Leases;

(g)           all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively, “Receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith; provided, however, that sales referred to in clauses (B) and (C) shall not constitute Indebtedness to the extent that such sales are non-recourse to such Person;

(h)           every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Equity Interest of any class issued by such Person, or any rights measured by the value of such Equity Interest;

(i)            every net obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices;

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(j)            every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and

(k)           all Guarantees of such Person in respect of any of the foregoing.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (x) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (y) any sale of Receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insurance Entity” means Waterway Trails Inc., a Texas corporation, and each other direct or indirect wholly-owned Subsidiary formed in connection with any captive insurance program of the Borrower and/or its Subsidiaries that is so designated as an Insurance Entity from time to time by the Borrower hereunder and is approved by the Agent.

“Intercompany Indebtedness” has the meaning specified in Section 11.23.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

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“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), or such other date as agreed to by the Borrower and all applicable Lenders, as selected by the Borrower in a Loan Notice; provided, that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (or assumption, as applicable) of capital stock or other Equity Interests, Indebtedness, assets constituting a business unit or all or a substantial part of the business of, another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be calculated based on the U.S. Dollar Equivalent of the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and without giving effect to any currency fluctuations. “IRBs” means industrial revenue bonds, solid waste disposal bonds or similar tax-exempt bonds issued by or at the request of the Borrower or its Subsidiaries.

“ITA” shall mean the Income Tax Act (Canada).

“Judgment Currency” has the meaning specified in Section 11.20.

“Laws” means, collectively, all Canadian federal, provincial, territorial, international, foreign, United States federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative, ministerial, departmental, judicial or arbitral judgments, orders, decisions, rulings, precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority; provided, however, that with respect to Taxes, “Laws” shall also include guidelines or administrative policies issued by any Governmental Authority, whether or not having the force of law.

“Lender” has the meaning specified in the recitals hereto. For the avoidance of doubt, the term Lender may include a Lender and such Lender’s U.S. or Canadian Affiliate or branch and any Commitment by a Lender hereunder shall be a single Commitment, whether to be advanced by such Lender or such Lender’s U.S. or Canadian Affiliate or branch.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate; provided, that such Lender, such Affiliate or such domestic or foreign branch of such Lender or such Affiliate is legally entitled to deliver the IRS form(s) and other documentation described in Section 3.01(e), as applicable, demonstrating a complete exemption from U.S. federal withholding tax pursuant to Laws in effect on the date the Lender designates such Lending Office. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio” has the meaning specified in Section 7.14.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan and “Loans” shall mean all of such extensions of credit collectively.

“Loan Documents” means this Agreement, each Term Note, the Fee Letters and each amendment, consent and/or waiver executed in connection with any of the foregoing imposing Obligations of any kind on the Borrower, each as amended, modified, supplemented or replaced from time to time.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of any portion of the Loan from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form as Exhibit A or such other form as approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Material Adverse Effect” means, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the business, properties, condition (financial or otherwise), assets or operations of the Borrower and its Subsidiaries taken as a whole or (b) any impairment of the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against the Borrower or any impairment of the material rights, remedies or benefits available to the Agent or any Lender under any Loan Document. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events could reasonably be expected to result in a Material Adverse Effect.

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“Material Credit Facility” means, as to the Borrower and its Subsidiaries,

(a) the Revolving Credit and Term Loan Agreement; and

(b) any other agreement(s) creating or evidencing indebtedness for borrowed money from third parties entered into on or after the date of this Agreement by the Borrower or any Subsidiary, or in respect of which the Borrower or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $500,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); provided that, in no event shall any intercompany financing arrangement of the Borrower and its Subsidiaries be considered a Material Credit Facility.

“Material Subsidiary” means, as of any date of determination, each Subsidiary of the Borrower that (a) has total assets equal to or greater than 5% of consolidated total assets of the Borrower and its Subsidiaries (calculated as of the end of the most recent fiscal period for which financial statements are available), (b) has revenues equal to or greater than 5% of the consolidated total revenues of the Borrower and its Subsidiaries (calculated for the most recent four-fiscal quarter period for which financial statements are available), (c) guarantees any senior notes of the Borrower or, if applicable, senior notes of the Borrower’s Subsidiaries (excluding in any case any IRBs and senior notes constituting intercompany Indebtedness permitted under Section 7.01(a) and subject to Section 11.23 to the extent and in the manner provided therein) or (d) is designated by the Borrower as a Material Subsidiary in a written notice delivered to the Agent.

“Maturity Date” means July 30, 2026; provided, however, that if such date is not a Business Day, the “Maturity Date” shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investor Service, Inc. and any successors thereto. “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA (other than a Multiemployer Plan) which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Municipal Contracts” means governmental permits issued to any operating company Subsidiary of the Borrower by, and franchises and contracts entered into between any operating company Subsidiary of the Borrower and, any municipal or other governmental entity, as the same may be amended from time to time.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

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“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and including any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to or as described in Section 3.05(c) or Section 3.06 or Section 11.13).

“Outstanding Amount” means, with respect to the Term Loan on any date, the outstanding principal amount of the Term Loan on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

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“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code. For greater certainty, “Pension Plan” does not include any Canadian Pension Plan.

“Permitted Intercompany Financing” means a series of loans or equity financings made from time to time prior to the Closing Date by the Borrower and/or its direct or indirect wholly-owned Subsidiaries in connection with any structuring of the Borrower and its direct or indirect wholly-owned Subsidiaries, including subsequent reloans or reinvestments of some or all of such funds to and among Borrower’s other direct or indirect wholly-owned Subsidiaries and/or the Borrower.

“Permitted Lien” has the meaning specified in Section 7.02.

“Permitted Receivables Lien” means (i) Liens created or deemed to be created under Permitted Receivables Transactions at any time provided such Liens do not extend to any property or assets other than (a) the trade receivables sold pursuant to such Permitted Receivables Transactions or (b) interests in the goods or products (including returned goods and products), if any, relating to the sales giving rise to such trade receivables; and (ii) any other security interests or Liens on property customarily subject thereto (other than on any leases or related lease payment rights or receivables between the Borrower and any of its Subsidiaries, as lessors or sublessors) from time to time purporting to secure the payment by the obligors of such trade receivables (together with any financing statements authorized by such obligors describing the collateral securing such trade receivables) pursuant to such Permitted Receivables Transactions.

“Permitted Receivables Transactions” means any sale or sales of, and/or securitization of, or transfer of, any Receivables of the Borrower or its direct or indirect wholly-owned Subsidiaries pursuant to which (a) the Receivables SPV realizes aggregate net proceeds of not more than the U.S. Dollar Equivalent of $100,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed the U.S. Dollar Equivalent of $100,000,000, (b) the Receivables shall be transferred or sold to the Receivables SPV at fair market value or at a market discount, and shall not exceed the U.S. Dollar Equivalent of $125,000,000 in the aggregate at any one time and (c) obligations arising therefrom shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables SPV).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees. For greater certainty, “Plan” does not include any Canadian Pension Plan or Canadian Benefit Plan.

“Platform” has the meaning specified in Section 6.04.

“PPSA” means the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens or hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time (except as otherwise specified). References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Debt” means, at any time, the sum (determined on a consolidated basis without duplication) of (i) the aggregate outstanding amount of Indebtedness of a Subsidiary, whether or not secured, at such time permitted by subsection (b) of Section 7.01, (ii) the aggregate outstanding amount of Indebtedness of the Borrower or any Subsidiary secured by Liens permitted under subsection (i) of Section 7.02, (iii) the aggregate amount of Indebtedness under any sale and leaseback transaction described in Section 7.05 and (iv) the aggregate amount of all Investments and claims held at such time by all purchasers, assignees or other transferees of (or interests in) receivables and other rights to payment in all Permitted Receivables Transactions.

“Pro Forma Reference Period” means, as of the calculation date for any pro forma covenant calculation hereunder, the most recently completed Reference Period prior to such calculation date for which financial statements have been delivered pursuant to Section 6.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.04.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by the Borrower and its Subsidiaries.

“Receivables” has the meaning specified in clause (g) of the definition of “Indebtedness”.

“Receivables SPV” means any one or more direct or indirect wholly-owned Subsidiaries of the Borrower formed for the sole purpose of engaging in Permitted Receivables Transactions, and which engage in no business activities other than those related to Permitted Receivables Transactions.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reference Period” means as of any date of determination, the period of four (4) consecutive fiscal quarters of the Consolidated Group or the twelve (12) month period ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters or the twelve (12) month period most recently ended (in each case treated as a single accounting period).

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“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” has the meaning specified in CERCLA; provided that in the event CERCLA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided further, to the extent that the laws of a state wherein any applicable property lies establishes a meaning for “Release” which is broader than specified in CERCLA, such broader meaning shall apply.

“Relevant Governmental Body” means the FRB or the FRBNY, or a committee officially endorsed or convened by the FRB or the FRBNY, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments then in effect; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning specified in Section 2.13(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief operating officer, CFO, chief accounting officer, chief tax officer, treasurer or assistant treasurer of the Borrower, (b) solely for purposes of the delivery of the certificate referred to in Section 4.01(a)(iii), the secretary or assistant secretary of the Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

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“Restricted Payment” means, in relation to the Borrower and its Subsidiaries, any Distribution, provided, however, that no Restricted Payment shall be deemed to have occurred as a result of any (i) purchases, redemptions, defeasances, retirements, settlements and other acquisitions of Equity Interests deemed to occur upon the foreclosure on (or similar exercise of secured party remedies with respect to) such Equity Interests securing indebtedness used to purchase such Equity Interests, (ii) purchases, redemptions, defeasances, retirements, settlements and other acquisitions of Equity Interests funded by the proceeds of “key man” life insurance policies with respect to the holder of such Equity Interests, (iii) purchases, redemptions, defeasances, retirements, settlements and other acquisitions of Equity Interests made in lieu of or to satisfy withholding taxes in connection with the exercise or exchange of options or warrants, (iv) cash payments in lieu of the issuance of fractional shares and (v) any non-cash discounting of the purchase price of Equity Interests in connection with an employee equity purchase plan (including in the event such plan is made available to non-employee directors or any officers).

“Revolving Credit and Term Loan Agreement” means that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 30, 2021, among the Borrower, Bank of America, acting through its Canada Branch, as global agent, swing line lender and a letter of credit issuer, Bank of America, as the U.S. agent and a letter of credit issuer, and the other lenders and letter of credit issuers party from time to time thereto, as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the Canadian government (including without limitation, the Department of Foreign Affairs and International Trade Canada and the Department of Public Safety Canada), the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Securities Laws” means, collectively, the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, and all applicable securities laws of each of the provinces and territories of Canada, the respective rules and regulations under such laws, the applicable published instruments, notices and orders of the securities regulatory authorities in each of the provinces and territories of Canada, the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated under any of the foregoing, and, to the extent the Borrower has any securities listed thereon, all rules, by-laws and regulations of the Toronto Stock Exchange, as each of the foregoing may be amended and in effect on any applicable date hereunder.

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“SOFR” means the Secured Overnight Financing Rate as administered by the FRBNY (or a successor administrator of the Secured Overnight Financing Rate).

“SOFR Adjustment” means with respect to Daily Simple SOFR and Term SOFR for any Interest Period permitted hereunder on the Closing Date, 0.10% (10.0 basis points).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Agent as the spot rate for the purchase by the Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Agent does not have as of the date of determination a spot buying rate for any such currency.

“Subordinating Loan Party” means each Subsidiary that is or becomes a holder of Intercompany Indebtedness owed by the Borrower to such Subsidiary.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and, for the avoidance of doubt, the foregoing shall include Fuel Derivatives Obligations and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means, with respect to any Person, any (a) so-called synthetic, off-balance sheet or tax retention lease, or (b) agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” and “Term Loans” has the meaning specified in Section 2.01.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loan made by such Lender, if executed, substantially in the form of Exhibit B.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, subject to Section 3.03, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first preceding U.S. Government Securities Business Day for which such Term SOFR Screen Rate was published so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to the commencement of such Interest Period, in each case, plus the SOFR Adjustment for such Interest Period; and

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(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that, subject to Section 3.03, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first preceding U.S. Government Securities Business Day for which such Term SOFR Screen Rate was published so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“Total Facility Amount” means, as at any date of determination, the sum of (i) the unused Commitments then in effect plus (ii) the Total Outstandings.

“Total Outstandings” means the aggregate Outstanding Amount of the Term Loans.

“Treasury” means the United States Department of the Treasury.

“Trigger Quarter” has the meaning specified in Section 7.14.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

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“U.S. Dollar” and “U.S.$” and “US$” and “$” each mean lawful money of the United States.

“U.S. Dollar Equivalent” means, at any time, with respect to any amount denominated in any currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of U.S. Dollars with such other currency.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Recitals, Articles, Sections, Exhibits and Schedules shall be construed to refer to Recitals, Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document

(d)           For the purposes of the definitions of “Canadian Lender”, “Excluded Taxes” and “Foreign Lender”, the provisions of Article III and the provisions of Section 11.06(c) and Section 11.06(d), (i) the term “Lender” shall be deemed to include any Lender in such Lender’s capacity as such, and (ii) the term “Loan” shall be deemed to include any Borrowing. Any reference herein to a borrowing shall include a borrowing by way of continuation.

(e)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03         Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant or financial ratio (including the computation of any financial covenant and the determination of the Applicable Rate) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

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(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)           Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04         Rounding. Any financial ratios required to be maintained by the Consolidated Group pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06         [Reserved].

Section 1.07         [Reserved].

Section 1.08         Currency. Unless otherwise specified in this Agreement, all references to currency (without further description) are to lawful money of the United States.

Section 1.09         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “ Term SOFR Borrowing”).

Section 1.10         Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

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ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01         The Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan in U.S. Dollars to the Borrower on the Closing Date (each such loan, a “Term Loan” and all such loans together, the “Term Loan” or the “Term Loans” as the context may require) not to exceed such Lender’s Commitment, and upon the occurrence of the Closing Date and making of such Term Loans, the Commitment of such Lender as of the Closing Date shall be automatically terminated. The Borrowing shall consist of Term Loans made simultaneously by the Lenders on the Closing Date in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans as further provided herein. The Borrower promises to pay to the Agent, as applicable, for the account of the Lenders, in accordance with their respective Applicable Percentages, all amounts due under the Term Loan on the Maturity Date applicable to the Term Loan or such earlier date as is required hereunder.

Section 2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Agent of a Loan Notice. Each such Loan Notice must be received by the Agent (i) not later than 1:00 p.m. not less than two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) not later than 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Term SOFR Loan, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If any Term Loans being extended on the Closing Date will be Term SOFR Loans, the Borrower shall deliver a funding indemnity letter at least three (3) Business Days prior to the anticipated Closing Date, which shall be in form and substance reasonably satisfactory to the Agent.

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(b)           Following receipt of a Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds in U.S. Dollars at the Agent’s Office not later than 10:00 a.m. on the Closing Date (or such later time as may be agreed by the Agent). Upon satisfaction of the applicable conditions set forth in Section 4.01, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of the Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(c)           Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. After the occurrence and during the continuance of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)           The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in the Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, unless the Agent otherwise consents, there shall not be more than fifteen (15) Interest Periods in effect with respect to all Loans.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent, and such Lender.

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(g)           With respect to SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03         [Reserved].

Section 2.04         [Reserved].

Section 2.05         [Reserved].

Section 2.06         Prepayments. The Borrower may, upon notice to the Agent, at any time or from time to time, voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Agent and be received by the Agent not later than (x) 1:00 p.m. three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (y) 11:00 a.m. on any date of prepayment of Base Rate Loans (and otherwise, one Business Days’ notice shall be required for any such prepayment); (B) any such prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case if less, the entire principal amount thereof then outstanding. Each such notice shall specify (x) the date and amount of such prepayment, (y) the Type(s) of Loans to be prepaid and (z) if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, debt issuances or incurrences, equity issuances or the occurrence of any other identifiable transaction, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.19, each such prepayment of the Loan shall be applied to the Loan and shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Loan.

Section 2.07         [Reserved].

Section 2.08         Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Loans outstanding on such date.

Section 2.09         Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

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(b)            (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration (including automatic acceleration) or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (including by giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand given by the Agent to the Borrower.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10         Fees. The Borrower shall pay to each Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters (or other applicable fee letter executed by the Borrower). Unless specified to the contrary in such letters, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). The computation of (i) interest on Base Rate Loans and (ii) all other fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one (1) day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           [Reserved].

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(c)           To the extent permitted by applicable law, any provision of the Interest Act (Canada) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

(d)           The principle of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement, acceptance or other evidence of indebtedness or in any other Loan Document now or hereafter taken by the Agent or any Lender for the obligations of the Borrower under this Agreement, or any other instrument referred to herein, and all interest and fees payable by the Borrower to the Lenders, shall accrue from day to day, computed as described herein in accordance with the “nominal rate” method of interest calculation and not effective rates or yields.

(e)           For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

Section 2.12         Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Term Note, which shall evidence such Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.13         Payments Generally; the Agent’s Clawback.

(a)           General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction (subject to Section 3.01) for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in U.S. Dollars and in immediately available funds not later than 12:00 Noon on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 12:00 Noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(b)           (i) Funding by the Lenders; Presumption by the Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 Noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, as applicable. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii)            Payments by the Borrower; Presumptions by the Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.

With respect to any payment that the Agent makes for the account of the Lenders hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent have for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender in accordance with Section 9.11.

(iii)            A notice of the Agent to any Lender or the Borrower with respect to any amount owing under Section 2.13(b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(d)           Obligations of the Lenders Several. The obligations of the Lenders hereunder to make the Loans and to make payments under Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c). Nothing contained in this Agreement or any other Loan Document, and no action taken by the Lenders and/or the Agent pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, association, joint venture or other entity or like relationship.

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due or designated to be paid hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due or designated to be paid hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due or designated to be paid hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.14         Sharing of Payments.

(a)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein (taking into account, as necessary, the pricing applicable to each Lender), then the Lender receiving such greater proportion shall (x) notify the Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including, but not limited to, the application of funds arising from the existence of a Defaulting Lender), or (B) any payment of consideration for executing any amendment, waiver or consent in connection with this Agreement so long as such consideration has been offered to all consenting Lenders.

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The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.15         [Reserved].

Section 2.16         [Reserved].

Section 2.17         [Reserved].

Section 2.18         [Reserved].

Section 2.19         Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent by such Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(b)           Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans, of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01         Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Borrower or the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or the Borrower (including any withholding or deduction imposed on any payment made under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary of the Borrower being treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), then the Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If the Borrower or the Agent shall be so required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes (including any withholding or deduction imposed on any payment made under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary of the Borrower being treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), from any payment, then (A) the Borrower or the Agent, as applicable, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(iii)           If the Borrower or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased (in the case of any Indemnified Taxes arising under the ITA, as a payment of additional interest) as necessary so that after such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)             Without duplication of any indemnity in Section 3.01(a), the Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make payment to such Recipient pursuant to this Section 3.01 in respect of penalties, interest and other similar liabilities attributable to any Indemnified Taxes or Other Taxes if (A) written demand therefor has not been made by such Recipient within one hundred eighty (180) days after the date on which such Recipient received written notice of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by such Recipient in making such written demand, or (B) such penalties, interest and other similar liabilities are attributable to the gross negligence or willful misconduct of such Recipient or its Affiliates as determined by a court of competent jurisdiction by final and nonappealable judgment. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby indemnify the Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 3.01(c)(ii); provided that the Agent shall first make written demand for such amount from such Lender and such Lender shall indemnify the Borrower to the extent of any such payment by the Borrower pursuant to this sentence with respect to Taxes described in clauses (y) and (z) of Section 3.01(c)(ii).

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(ii)            Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (w) the Agent and the Borrower or its Subsidiaries for any Excluded Taxes resulting from such Lender’s breach of Section 3.01(e)(ii)(E), (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent or the Borrower in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agent (but only to the extent available to the Borrower with respect to any such payment made by the Agent) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders; Tax Documentation.

(i)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (including any such exemption or reduction to which such Lender would be entitled if any Domestic Subsidiary were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations) shall deliver to the Borrower (or any such Domestic Subsidiary) and the Agent, at the time or times reasonably requested by the Borrower (or any such Domestic Subsidiary) or the Agent, such properly completed and executed documentation reasonably requested by the Borrower, such Domestic Subsidiary or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, such Domestic Subsidiary or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, such Domestic Subsidiary or the Agent as will enable the Borrower, such Domestic Subsidiary or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)            Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender and any Canadian Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Canadian Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)              in the case of a Foreign Lender or a Canadian Lender entitled to claim the benefits of an income tax treaty to which the United States is a party (or which would be entitled to claim such benefits if a Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations) (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing a complete exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document (including due to any Domestic Subsidiary or other Subsidiary of the Borrower being treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing a complete exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed copies of IRS Form W-8ECI;

(III)           in the case of a Foreign Lender or a Canadian Lender entitled to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code (or which would be entitled to claim such benefits if a Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or such Domestic Subsidiary within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

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(IV)           to the extent a Foreign Lender or a Canadian Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, in each case, establishing a complete exemption from U.S. federal withholding Tax; provided, that if the Foreign Lender or Canadian Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender or Canadian Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax (including any such withholding Tax that would apply if any Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations) or exemption from or reduction in any non-U.S. withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to the Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), including if any Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations, the Agent or Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that the Agent or Lender has complied with the Agent’s or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(E)            each Foreign Lender and each Canadian Lender represents and warrants that, as of the date such Lender first becomes a Lender hereunder, it would be entitled to provide the documentation described in clause (B), (C) or (D) hereof with respect to any Domestic Subsidiary or other Subsidiary of the Borrower if such Domestic Subsidiary or Subsidiary were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code to the effect that such Lender is entitled to a complete exemption from U.S. federal withholding Tax (including pursuant to FATCA). For the avoidance of doubt, with respect to any Lender that breaches the representations under the preceding sentence, the Borrower and its Subsidiaries shall be entitled to impose U.S. withholding taxes (without a corresponding gross-up) and shall not be obligated to indemnify such Lender under this Section 3.01.

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(iii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(iv)           Without limiting the foregoing, any Domestic Subsidiary shall be permitted to rely on any documentation provided to Borrower and any Borrower shall be permitted to rely on any documentation provided to any Domestic Subsidiary pursuant to this Section 3.01.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Loans and other Obligations.

Section 3.02         Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand (after presentation of a reasonably detailed invoice) from such Lender (with a copy to the Agent), at the Borrower’s option, prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

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Section 3.03         Inability to Determine Rates.

(a)           If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (C) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (ii) the Agent or the Required Lenders determine that for any reason the Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in the preceding clause (ii) of this Section 3.03(a), until the Agent upon instruction of the Required Lenders) revokes such notice.       Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

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(b)           Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)             adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment.

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The Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 3.04         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, together with a brief explanation for the increased costs and the basis for the calculation thereof, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05         Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) for and hold such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower and/or required hereunder; or

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(c)           any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.01 or 11.13;

including any cost or expense arising from the liquidation, or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. This Section 3.05 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims, damages, expenses, etc. arising from any non-Tax claim.

Section 3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. Each Lender may make Loans to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, fails to comply with Section 3.01(e), or gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender breaches any of its representations in Section 3.01(e)(ii)(E), or if any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace or remove such Lender in accordance with Section 11.13.

Section 3.07         Survival. All of the Borrower’s obligations under this Article III shall survive termination of the aggregate Commitments and other Loans advanced hereunder from time to time and the repayment of all other Obligations hereunder, only if such Obligations accrue prior to the termination of this Agreement and the repayment in full of all Obligations outstanding hereunder and the resignation of the Agent.

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ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING DATE

Section 4.01         Conditions of Borrowing and Effectiveness. The obligation of each Lender to make its initial Borrowing hereunder, and the effectiveness of this Agreement, are subject to satisfaction of the following conditions precedent:

(a)           the Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date or such other date reasonably acceptable to the Agent) and each in form and substance satisfactory to the Agent and each of the Lenders unless otherwise specified:

(i)             counterparts of this Agreement, sufficient in number for distribution to the Agent, each Lender and the Borrower;

(ii)            a Term Note in favor of each Lender requesting a Term Note;

(iii)           a certificate of a Responsible Officer of the Borrower, attaching copies of the following for the Borrower and certifying that the same are true, correct and complete and in full force and effect, as applicable: (A) its articles and bylaws, and all amendments and modifications thereto, (B) resolutions duly adopted by its board of directors approving the Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents, and (C) incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer of the Borrower authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)           such documents and certifications as the Agent may reasonably require to evidence that the Borrower is duly organized, and that the Borrower is (A) validly existing and (B) in current status in its jurisdiction of organization;

(v)            a favorable opinion of each of Latham & Watkins LLP and Bennett Jones LLP, special counsel to the Borrower, each addressed to the Agent and each Lender, covering such customary matters concerning the Borrower and the Loan Documents as the Agent may reasonably request and otherwise in form and substance reasonably satisfactory to the Agent;

(vi)           a certificate of a Responsible Officer of the Borrower (A) either (x) attaching copies of all material consents and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and certifying that such consents and approvals are in full force and effect, or (y) certifying that no such consents or approvals are so required, (B) certifying that the conditions specified in Sections 4.01(b) and (c) have been satisfied, (C) certifying that no Default or Event of Default exists or would result from the Borrowing on the Closing Date or from the application thereof, (D) certifying that, on and as of the Closing Date, the representations and warranties of the Borrower contained in Article V or any other Loan Document are true and correct in all material respects (except to the extent already qualified by materiality, which such representations and warranties are certified to be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent already qualified by materiality, which such representations and warranties are certified to be true and correct in all respects) as of such earlier date, (E) certifying the Debt Rating as of the Closing Date and (F) Borrower’s true and correct organizational identification number and tax business number as of the Closing Date; and

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(vii)          the results of UCC, PPSA, bankruptcy, judgment and tax lien searches, in each case with respect to the Borrower and in each relevant jurisdiction, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent;

(viii)         a Loan Notice in accordance with the requirements hereof; and

(ix)            a fully executed amendment to the Revolving Credit and Term Loan Agreement reflecting certain amendments and modifications consistent with this Agreement and to be effective substantially concurrently on the Closing Date.

(b)           The absence of any event or circumstance since the Balance Sheet Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)           The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to impair or prevent the consummation of the transactions contemplated by this Agreement. The absence of material misstatements in, or omissions from, the written materials (other than of general industry or general economic nature) previously furnished by or on behalf of the Borrower to the Agent for its review in connection with this Agreement and the transactions contemplated hereby on or prior to the Closing Date; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared and as of the date made available to the Agent or the Lenders (it being understood that such projections are not to be viewed as fact and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may vary significantly from such projections).

(d)           [reserved].

(e)           The Agent’s reasonable satisfaction that the Audited Financial Statements of the Borrower fairly present the business and financial condition of the Borrower and its Subsidiaries as of the date thereof.

(f)            (i) Arrangements satisfactory to the Agent for the payment at closing of all accrued fees and expenses of the Agent required to be paid on or prior to the Closing Date shall have been made (including the reasonable and documented out-of-pocket fees and expenses of one U.S. counsel and one Canadian counsel for the Agent, collectively, to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees and expenses as shall constitute each counsel’s reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent for all amounts not so invoiced and estimated)), and (ii) each Arranger and the Agent shall have received payment of the fees to be paid on or prior to the Closing Date to such Arranger and the Agent pursuant to the Fee Letters (or other applicable fee letter executed by the Borrower, if any).

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(g)           (x) Upon the reasonable request of any Lender made at least seven days prior to the Closing Date, the Borrower shall have provided to the Agent, for distribution to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three Business Days prior to the Closing Date and (y) at least three Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests at least five Business Days prior to the Closing Date, a Beneficial Ownership Certification.

(h)           On and as of the Closing Date, the representations and warranties of the Borrower contained in Article V or any other Loan Document are true and correct in all material respects (except to the extent already qualified by materiality, which such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent already qualified by materiality, which such representations and warranties shall be true and correct in all respects) as of such earlier date.

(i)            No Default or Event of Default exists or would result from the Borrowing on the Closing Date or from the application thereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender or Agent that has executed and delivered (and, as applicable, released from escrow) its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Agent unless the Agent shall have received notice from any such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders that:

Section 5.01         Corporate Authority.

(a)           Incorporation; Good Standing. The Borrower and each Material Subsidiary (i) is a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing or in current status under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate (or equivalent organizational) power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation, partnership, limited liability company or similar business entity and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except where a failure to be in good standing or so qualified would not have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries are an Affected Financial Institution.

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(b)           Authorization. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, in each case, so as to materially adversely affect the assets, business or any activity of the Borrower, (iv) do not conflict with any provision of the Organization Documents of the Borrower, and (v) do not conflict with any agreement or other instrument binding upon the Borrower except for any such conflict with any such agreements or other instruments that could not reasonably be expected to have a Material Adverse Effect.

(c)           Enforceability. The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by Debtor Relief Laws, and by general principles of equity relating to enforceability and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.02         Governmental Approvals. The execution, delivery and performance by the Borrower of the Loan Documents and the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any Governmental Authority or other Person, other than those approvals and consents already obtained and filings already made.

Section 5.03         Title to Properties. The Borrower and its Subsidiaries own all of the assets reflected in the Audited Financial Statements as at the Balance Sheet Date or acquired since that date (in each case, except pursuant to transactions otherwise permitted under Section 7.04(b)), subject to no mortgages, finance leases, conditional sales agreements, title retention agreements or other Liens except Permitted Liens.

Section 5.04         Financial Statements; Solvency.

(a)           (i)  There has been furnished to the Lenders the Audited Financial Statements of the Borrower dated the Balance Sheet Date. Said financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis, as at the close of business on the respective dates thereof and the results of operations for the respective periods then ended. There are no contingent liabilities of the Borrower and its Subsidiaries as of the date thereof involving material amounts, known to the officers of the Borrower, which have not been disclosed in said financial statements and the related notes thereto or otherwise in writing to the Lenders.

(ii)            There has been furnished to the Lenders after the Closing Date, consolidated financial statements of the Consolidated Group furnished from time to time pursuant to Section 6.04(a) and (b). Said financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis, as at the close of business on the respective dates thereof and the results of operations for the respective periods then ended, subject, in the case of consolidated financial statements furnished pursuant to Section 6.04(b), to normal year-end adjustments and the absence of footnotes. There are no contingent liabilities of the Borrower and its Subsidiaries as of the date thereof involving material amounts, known to the officers of the Borrower, which have not been disclosed in said financial statements and the related notes thereto or otherwise in writing to the Lenders.

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(b)            The Borrower and its Subsidiaries on a consolidated basis (after giving effect to the transactions contemplated by this Agreement, including giving effect to the Loans outstanding and continued on the Closing Date) are Solvent.

Section 5.05         No Material Adverse Effect. Since the Balance Sheet Date, no Material Adverse Effect has occurred with respect to the financial condition or businesses of the Borrower and its Subsidiaries, taken as a whole, as shown on or reflected in the balance sheets of the Borrower as of the Balance Sheet Date, or the consolidated statement of income for the four (4) fiscal quarters then ended.

Section 5.06         Permits, Franchises, Patents, Copyrights, Etc. The Borrower and each of its Subsidiaries own or has been granted the right to use from the Borrower or another Subsidiary of the Borrower, all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except, in each case, that could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07         Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board which either in any individual case or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 5.08         No Materially Adverse Contracts, Etc. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower’s officers or such Subsidiary’s officers has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Borrower’s officers or such Subsidiary’s officers has or is expected to have a Material Adverse Effect, except as otherwise reflected in adequate reserves.

Section 5.09         Compliance with Other Instruments, Laws, Etc. Neither the Borrower nor any of its Subsidiaries is violating any provision of its Organization Documents, any agreement or instrument by which any of them may be subject or by which any of them or any of their properties may be bound, or any Law, in a manner which could reasonably be expected to have a Material Adverse Effect.

Section 5.10         Tax Status. The Borrower and its Material Subsidiaries have (a) made or filed (x) all U.S. federal and Canadian federal income tax returns, reports and declarations, (y) all material state, provincial, territorial and foreign income tax returns, reports and declarations, and (z) all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Borrower and such Material Subsidiary has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (b) paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (c) set aside on their books provisions adequate for the payment of all material Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except to the extent contested in the manner permitted in the preceding sentence, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

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Section 5.11         No Event of Default. No Default or Event of Default has occurred and is continuing.

Section 5.12         Investment Company Act. Neither the Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13         [Reserved].

Section 5.14         ERISA Compliance.

(a)           Each Plan (other than a Multiemployer Plan) and, to the Borrower’s knowledge, each Multiemployer Plan, is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws except as could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than a Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan (other than a Multiemployer Plan) has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan) and, to the knowledge of the Borrower, there has been no notification to the Borrower that a Multiemployer Plan has been terminated by the plan administrator thereof or by the PBGC, and, to the knowledge of the Borrower, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Multiemployer Plan.

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(d)           The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

Section 5.15         [Reserved].

Section 5.16         Environmental Compliance. The Borrower and its Material Subsidiaries have taken all steps that they have reasonably deemed to be reasonably necessary to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, have determined that:

(a)           except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower, nor its Material Subsidiaries, nor any operator of any Real Estate, nor any operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act of 1976, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any and all Canadian federal, United States federal, state, local, provincial, territorial or foreign law, statutes, regulations, ordinances, Rules, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to health, safety, waste transportation or disposal, pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions or discharges to public or private wastewater systems (the “Environmental Laws”);

(b)           except, with respect to notices (or any related proceedings or other actions), as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Material Subsidiaries has received written notice from any third party, including any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), or any other Hazardous Materials which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Material Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any one of them is or will be named party to any claim, action, cause of action, complaint or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials;

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(c)           except as would not reasonably be expected to have a Material Adverse Effect, (i) no portion of the Real Estate has been used by the Borrower or any of its Subsidiaries for the handling, processing, storage or disposal of Hazardous Materials and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower or its Material Subsidiaries, or, to the knowledge of the Borrower or any of its Material Subsidiaries, by any other operators of the Real Estate, no Hazardous Materials have been generated or are being used on the Real Estate; (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Materials on, upon, into or from the Real Estate; (iv) to the knowledge of the Borrower or any of its Material Subsidiary, there have been no unpermitted Releases of Hazardous Materials on, upon, into or from any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) any Hazardous Materials that have been generated on any of the Real Estate that are regulated as hazardous have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of the Borrower or any Material Subsidiary, operating in compliance with such permits and applicable Environmental Laws; and

(d)           except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Material Subsidiaries is required under any applicable Environmental Law to perform Hazardous Materials site assessments, or remove or remediate Hazardous Materials, or provide notice to any Governmental Authority or record or deliver to other Persons an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

Section 5.17         [Reserved].

Section 5.18         Subsidiaries. Schedule 1 sets forth the Material Subsidiaries as of the Closing Date.

Section 5.19         [Reserved].

Section 5.20         Disclosure. Neither this Agreement, nor any of the other Loan Documents, nor any written document or information (other than of a general industry or general economic nature) furnished by the Borrower in connection therewith contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower in the case of any written document or information not furnished by the Borrower) necessary in order to make the statements herein or therein not misleading in any material respect. There is no fact known to the Borrower which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, or financial condition of the Borrower and its Subsidiaries, taken as a whole, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared and as of the date made available to the Agent or the Lenders (it being understood that such projections are not to be viewed as fact and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may vary significantly from such projections).

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Section 5.21         [Reserved].

Section 5.22         Permits and Licenses. All permits and licenses (other than those the absence of which would not have a Material Adverse Effect) required for the construction, ownership and operation of the landfills, solid waste facilities, and solid waste collection, transfer, hauling, recycling and disposal operations owned or operated by the Borrower and the Material Subsidiaries have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. Neither the Borrower nor any Material Subsidiary nor, to the knowledge of a Responsible Officer of the Borrower, the holder of such licenses or permits is in violation of any such licenses or permits, except for any violation which would not reasonably be expected to have a Material Adverse Effect.

Section 5.23         [Reserved].

Section 5.24         OFAC.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned 50 percent or more, individually or in the aggregate, directly or indirectly or controlled by, any one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, (c) a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (Canada) with which a Canadian Person cannot deal with or otherwise engage in business transactions, or (d) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries (i) conduct their businesses in compliance in all material respects with all applicable Sanctions, (ii) during the period not barred by applicable statutes of limitation, have conducted their businesses in compliance in all material respects with all applicable Sanctions and (iii) have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

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Section 5.25         Anti-Corruption Laws.

The Borrower and its Subsidiaries (i) conduct, and (ii) during the period not barred by applicable statutes of limitation, have conducted, in each case, their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-money laundering and terrorist financing, and other applicable anti-corruption legislation in other jurisdictions. The Borrower and its Subsidiaries have established policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with all applicable provisions of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-money laundering and terrorist financing, and other applicable anti-corruption legislation in other jurisdictions.

Section 5.26         Canadian Pension Plans and Canadian Benefit Plans.

(a)           The most recent actuarial report prepared and filed with a Canadian Governmental Authority for each Canadian Pension Plan administered by the Borrower or any of its Subsidiaries organized in Canada that (i) has a “defined benefit provision”, as that term is defined in Section 147.1(1) of the ITA; and (ii) is not a “multi-employer pension plan”, as that term is defined in Applicable Canadian Pension Legislation, has been disclosed prior to the Closing Date, along with any more recently prepared cost certificate(s).

(b)           The funding obligation of the Borrower or any of its Subsidiaries organized in Canada that is required to contribute to a Canadian Pension Plan that is a “multi-employer pension plan”, as that term is defined in Applicable Canadian Pension Legislation, is limited to a fixed amount set out in one or more collective bargaining agreements and/or other agreements (other than interest, damages and costs that may arise under the terms of those agreements in the event of any delinquent contributions) and, as of the date hereof, no exit levy or fee has been or is reasonably anticipated to be imposed by the trustees of such a plan on the Borrower or any of its Subsidiaries.

(c)           All employer and employee contributions and premiums required to be remitted or paid to, or in respect of, any Canadian Pension Plan or other plan required under Canadian federal, provincial or territorial health, workers’ compensation and employment insurance legislation have been remitted or paid in compliance with applicable Laws and regulations except that could not reasonably be expected to result in a Material Adverse Effect.

(d)           No Canadian Pension Plan that has a “defined benefit provision”, as that term is defined in the ITA, and that is sponsored or administered by the Borrower or any of its Subsidiaries organized in Canada: (i) has been wound-up or terminated, or is in the process of being wound-up or terminated, in whole or in part (other than the distribution of surplus assets attributable to a previous partial wind-up under a Canadian Pension Plan); or, (ii) is subject to a Canadian Governmental Authority’s order or notice of intended decision proposing to order a wind-up or termination, in whole or in part. To the knowledge of the Borrower, there are no circumstances existing that could reasonably be considered to cause a Canadian Governmental Authority to order, or propose to order, a Canadian Pension Plan’s wind-up or termination, in whole or in part.

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Section 5.27         [Reserved].

Section 5.28         Affected Financial Institution. The Borrower is not an Affected Financial Institution.

Section 5.29         Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 5.30         Covered Entities. The Borrower is not a Covered Entity (as defined in Section 11.22(b)).

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment or any Loan or other Obligation hereunder (other than contingent or inchoate indemnity obligations for which no claim has been asserted) shall remain unpaid or unsatisfied:

Section 6.01         [Reserved].

Section 6.02         Maintenance of Offices. The Borrower will maintain its principal administrative offices at 3 Waterway Square Place, Suite 110, The Woodlands, TX 77380 or such other place in Canada or the United States as the Borrower shall designate upon ten (10) days prior written notice to the Agent, or such shorter time as the Agent may agree. Upon request of the Agent from time to time after the Closing Date, the Borrower shall promptly provide the Agent with the principal place of business of each Subsidiary of the Borrower.

Section 6.03         Records and Accounts. The Borrower will, and will cause each of its Subsidiaries to (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, and (iii) at all times engage the Accountants as the independent certified public accountants of the Borrower.

Section 6.04         Financial Statements, Certificates and Information. The Borrower will deliver to the Agent and any Lender upon request of such Lender (made through the Agent):

(a)            within five (5) days after the filing with the Securities and Exchange Commission of the Borrower’s Annual Report on Form 10-K (or such similar report to be filed for a “foreign private issuer” as defined by applicable Securities Laws) with respect to each fiscal year (and in any event within one hundred (100) days after the end of such fiscal year), the consolidated balance sheets of the Consolidated Group as at the end of such year, and the related consolidated statements of income and cash flows of the Consolidated Group, each setting forth in comparative form (to the extent applicable and, in any event, without requiring restatements of discontinued operations unless otherwise required by GAAP or if otherwise included in the financial statements filed with the Securities and Exchange Commission) the figures for the previous fiscal year, all such financial statements to be in reasonable detail, prepared in accordance with GAAP and audited and accompanied by a report and opinion of the Accountants, which report and opinion shall state that such financial statements present fairly the financial position of the Consolidated Group and shall not be subject to any qualification as to going concern or the scope of the audit;

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(b)           within five (5) days after the filing with the Securities and Exchange Commission of the Borrower’s Quarterly Report on Form 10-Q (or such similar report to be filed for a “foreign private issuer” as defined by applicable Securities Laws) with respect to each of the first three (3) fiscal quarters of each fiscal year (and in any event within 60 days after the end of each such fiscal quarter), copies of the consolidated balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows of the Consolidated Group as at the end of such quarter, subject to normal year-end adjustments and the absence of footnotes, all in reasonable detail and prepared in accordance with GAAP subject to normal year-end adjustments and the absence of footnotes, with a certification by the CFO that the consolidated financial statements are prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Consolidated Group as at the close of business on the date thereof and the results of operations for the period then ended;

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate certified by the CFO that the Consolidated Group is in compliance with the covenants contained in Sections 7.01(b), 7.02(i) and 7.14 as of the end of the applicable period, setting forth in reasonable detail computations evidencing such compliance; provided, that if the Borrower shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrower shall include in such certificate or otherwise deliver forthwith to the Lenders a certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

(d)           contemporaneously with, or promptly following, the filing or mailing thereof, copies of all material of a financial nature filed with the U.S. Securities and Exchange Commission (or the Canadian equivalent thereof) or sent to the stockholders of the Borrower;

(e)           promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(f)            from time to time, such other financial data and other information (including accountants’ management letters and a copy of the Borrower’s annual budget and projections for any fiscal year) as the Lenders may reasonably request.

The Borrower shall promptly notify the Agent and each Lender of any change in the information in a Beneficial Ownership Certification, if previously provided, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

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The Borrower shall be deemed to have delivered reports and other information referred to in clauses (a), (b), and (d) of this Section 6.04 when (A) such reports or other information have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) (or, if applicable, the Canadian equivalent thereof) or on Borrower’s Internet website as previously identified to the Agent and Lenders and (B) the Borrower has notified the Agent by electronic mail of such posting.

The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal, Canadian Federal, provincial, territorial and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.05         Legal Existence and Conduct of Business. Except as otherwise permitted by Section 7.04, the Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, legal rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by the Borrower’s or its Material Subsidiaries’ board of directors (or similar governing body) in the exercise of its reasonable judgment and except where the failure of the Borrower or its Material Subsidiaries to remain so qualified would not have a Material Adverse Effect; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would have a Material Adverse Effect. The Borrower will, and will cause its Subsidiaries to, continue to engage primarily in the businesses conducted by it on the Closing Date and in related businesses, except to the extent otherwise permitted under Sections 7.03 and 7.04.

Section 6.06         Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower and its Material Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of their business and which does not in the aggregate have a Material Adverse Effect.

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Section 6.07         Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies (or be self-insured or otherwise have an insurance program involving an Insurance Entity), funds or underwriters insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts typically carried by reasonable and prudent companies conducting businesses similar to that of the Borrower and its Subsidiaries. In addition, the Borrower and its Subsidiaries will furnish from time to time, upon the Agent’s reasonable request, a summary of their insurance coverage.

Section 6.08         Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before any material penalty accrues thereon, all Taxes (other than Taxes which in the aggregate are not material to the business or assets of the Borrower or any Material Subsidiary on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any material part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien or charge upon any material portion of its property, unless such Lien is a Permitted Lien; provided, however, that any such Tax or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further, that the Borrower or such Subsidiary will pay all such Taxes or claims prior to foreclosure upon any Lien which may have attached as security therefor.

Section 6.09         Inspection of Properties, Books, Etc. The Borrower will, and cause each of its Subsidiaries to permit the Agent or any other designated representative of the Lenders (including any Lender), upon reasonable notice and during normal business hours, to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine their books of account (and, if any Default or Event of Default exists, to make copies thereof and extracts therefrom (in each case, subject to compliance with confidentiality agreements and applicable copyright laws)), and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers, all at such reasonable times and intervals as the Lenders or the Agent may reasonably request; provided, however, prior to the occurrence of an Event of Default, the Borrower shall not be required to pay the expenses associated with more than one such visitation and inspection by the Agent or any other designated representative of the Lenders (including any Lender) during any calendar year; provided, further, however, that when an Event of Default exists the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

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Section 6.10         Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. The Borrower will, and will cause each of its Subsidiaries to (i) comply with the provisions of their Organization Documents, (ii) comply with the provisions of all agreements and instruments by which they or any of their properties may be bound; and (iii) comply with all applicable Laws (including Environmental Laws and Environmental Permits) except, in the case of subsections (i) (solely for non-compliance with the provisions of its Organization Documents by a Person other than the Borrower or a Material Subsidiary), (ii) and (iii), where noncompliance with such Organization Documents, applicable agreements, instruments and Laws would not reasonably be expected to have a Material Adverse Effect. If at any time while any Loan is outstanding or any Lender or the Agent has any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that the Borrower or any Material Subsidiary may fulfill any of their obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Material Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

Section 6.11         Environmental Indemnification. The Borrower, on its own behalf and on behalf of its Subsidiaries, covenants and agrees that it will indemnify and hold the Agent and the Lenders harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or the Lenders (including all costs of legal representation) relating to (a) any Release or threatened Release of Hazardous Materials on the Real Estate; (b) any violation of any Environmental Laws with respect to conditions at the Real Estate or the operations conducted thereon; (c) the investigation or remediation of offsite locations at which the Borrower, any of its Subsidiaries, or its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; or (d) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, except, in each case, to the extent that such claim, expense, damage, loss or liability is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent or the Lenders. It is expressly acknowledged by the Borrower and its Subsidiaries that this covenant shall survive any foreclosure or any modification, release or discharge of the Loan Documents or the payment of the Loans and shall inure to the benefit of the Agent, the Lenders and their successors and permitted assigns.

Section 6.12         Further Assurances. The Borrower will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to the Lenders’ satisfaction the transactions contemplated by this Agreement and the Loan Documents.

Section 6.13         Notice of Potential Claims or Litigation. The Borrower will deliver to the Lenders, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation (including without limitation any alleged violation of any Environmental Law or any dispute, litigation, investigation or proceeding between the Borrower or any of its Subsidiaries and any Governmental Authority), wherein the potential liability would reasonably be expected to be in excess of U.S. Dollar Equivalent of $50,000,000, together with a copy of each such notice received by the Borrower or any of its Subsidiaries.

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Section 6.14         Notice of Certain Events Concerning Insurance and Environmental Claims.

(a)           The Borrower will provide the Lenders with written notice as to any material cancellation or material change in any insurance of the Borrower or any of its Material Subsidiaries within ten (10) Business Days after the Borrower’s or such Subsidiary’s receipt of any written notice of such cancellation or change by any of their insurers.

(b)           The Borrower will promptly notify the Lenders in writing of any of the following events:

(i)              upon obtaining knowledge of any violation of any Environmental Law regarding the Real Estate or the Borrower’s or any of its Subsidiaries’ operations which would reasonably be expected to result in liability in excess of U.S. Dollar Equivalent of $50,000,000; (ii) upon obtaining knowledge of any Release or threat of Release of any Hazardous Materials at, from, or into the Real Estate that triggers a legal obligation to report the Release or threat of Release to any Governmental Authority which would reasonably be expected to result in liability in excess of U.S. Dollar Equivalent of $50,000,000; (iii) upon receipt of any notice of violation of any Environmental Laws or of any Release or threat of Release of Hazardous Materials, including a notice or claim of liability or potential responsibility from any third party (including without limitation any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) operation of the Real Estate, (B) contamination on, from or into the Real Estate, or (C) investigation or remediation of offsite locations at which the Borrower, any of its Subsidiaries or any of its predecessors is alleged to have directly or indirectly disposed of Hazardous Materials, which violation or Release in any such case would reasonably be expected to have a Material Adverse Effect; or (iv) upon obtaining knowledge that any material expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which the Borrower or any of its Subsidiaries would reasonably be expected to have liability in excess of U.S. Dollar Equivalent of $50,000,000 or for which a Lien for a like amount could reasonably be expected to be imposed on the Real Estate.

Section 6.15         Notice of Default. The Borrower will promptly notify the Lenders in writing of the occurrence of any Default or Event of Default. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of U.S. Dollar Equivalent of $100,000,000 as to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to the Lenders, describing the notice or action and the nature of the claimed default.

Section 6.16         [Reserved].

Section 6.17         Use of Proceeds. (a) The Borrower and its Subsidiaries will use the proceeds of the Loans solely for the following purposes: (i) to refinance outstanding indebtedness, (ii) to finance acquisitions permitted pursuant to Section 7.03 and to finance dividends or other equity distributions permitted hereunder; (iii) for capital expenditures, working capital, payment of transaction fees, costs and expenses related to the negotiation and execution of this Agreement and other credit facilities or debt securities to the extent permitted hereunder and (iv) for any other lawful corporate purposes.

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(b)           Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will be used, directly or indirectly in violation of any applicable Sanctions. Notwithstanding anything in this Agreement, nothing in this Agreement shall require the Borrower or its Subsidiaries or any director, officer, employee, agent, Affiliate of the Borrower or its Subsidiaries that is registered or incorporated under the laws of Canada or of a province or territory thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.

(c)            Regulations U and X. The Borrower is not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Consolidated Group) subject to any restriction on sale, pledge, or disposal under this Agreement or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness, will be margin stock.

Section 6.18         Additional Notices. The Borrower will promptly notify the Agent in writing of (a) any material change by the Borrower or any Subsidiary in accounting policies, financial reporting practices or attestation reports concerning internal controls pursuant to Section 404 of Sarbanes-Oxley, (b) the occurrence of any ERISA Event and (c) a change in the Borrower’s organizational identification number and tax business number from those numbers provided to the Agent on or prior to the Closing Date.

Section 6.19         [Reserved].

Section 6.20         Anti-Corruption Laws and Sanctions.

The Borrower and its Subsidiaries will conduct their respective businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-money laundering and terrorist financing, and other applicable anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

Section 6.21         Canadian Pension Plans and Canadian Benefit Plans.

(a)           For each existing, or hereafter adopted, Canadian Pension Plan or Canadian Benefit Plan sponsored or administered by the Borrower or any of its Subsidiaries organized in Canada, the Borrower and each of its Subsidiaries organized in Canada will comply with and perform in all material respects all of their material obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable Laws and regulations (including any funding, investment and administration obligations).

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(b)           The Borrower and each of its Subsidiaries organized in Canada will withhold, pay or remit all material employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian Benefit Plan in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable Laws.

(c)           The Borrower and each of its Subsidiaries organized in Canada will deliver to the Agent (i) promptly after receipt thereof, a copy of any material claim, direction, order, notice, ruling or opinion that the Borrower or any of its Subsidiaries organized in Canada may receive from any applicable Canadian Governmental Authority or other claimant, except for regular claims for benefits, with respect to any Canadian Pension Plan or Canadian Benefit Plan that can reasonably be expected to give rise to a liability in excess of the U.S. Dollar Equivalent of $50,000,000; (ii) notification within thirty (30) days of receipt of an actuarial report or accounting disclosure report that discloses any unfunded liabilities to the Borrower or any of its Subsidiaries organized in Canada, in excess of the U.S. Dollar Equivalent of $50,000,000 in the aggregate, in respect of any existing Canadian Pension Plan or Canadian Benefit Plan, as calculated on a hypothetical wind-up basis, and (iii) subject to Section 7.18, notification within thirty (30) days of the establishment of any new Canadian Pension Plan that has a “defined benefit provision” as that term is defined in the ITA, or the commencement of contributions to any such plan to which the Borrower or any of its Subsidiaries organized in Canada was not previously contributing that can be expected to give rise to a liability in excess of the U.S. Dollar Equivalent of $50,000,000.

(d)           The Borrower and each of its Subsidiaries organized in Canada will withhold, pay or remit all material employer and employee contributions and premiums required to be withheld, remitted, paid to or in respect of any Canadian Pension Plan or other plan required under Canadian federal, provincial or territorial health, workers’ compensation and employment insurance legislation, in each case, in compliance with applicable Laws and regulations.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment or any Loan or other Obligation hereunder (other than contingent or inchoate indemnity obligations for which no claim has been asserted) shall remain unpaid or unsatisfied:

Section 7.01         Restrictions on Indebtedness. The Borrower shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness other than:

(a)            (i) Indebtedness existing on the Closing Date constituting a Permitted Intercompany Financing; and (ii) other Indebtedness of any direct or indirect wholly-owned Subsidiary of the Borrower to the Borrower or any other direct or indirect wholly-owned Subsidiary of the Borrower, including for certainty, any equity-related purchase obligations of any direct or indirect wholly-owned Subsidiary of the Borrower in connection with intercompany arrangements; and

(b)           other Indebtedness of the Borrower’s Subsidiaries, in addition to that permitted by clause (a), so long as the aggregate outstanding amount of Priority Debt at any time does not exceed 15% of Consolidated Tangible Assets;

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provided, in each case, that no Subsidiary shall co-issue, Guarantee or incur any Indebtedness under any senior notes of the Borrower (other than, for the avoidance of doubt, IRBs and senior notes constituting intercompany Indebtedness permitted under Section 7.01(a) and subject to Section 11.23 to the extent and in the manner provided therein) unless such Subsidiary shall Guarantee the Obligations on a pari passu basis pursuant to customary documentation reasonably acceptable to the Agent.

Section 7.02         Restrictions on Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any property or assets of any character, whether now owned or hereafter acquired; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, which sale, assignment, pledge or other transfer gives rise to a Lien, except as follows (the “Permitted Liens”):

(a)           Liens (i) to secure taxes, assessments and other government charges or (ii) on properties to secure claims for labor, material or supplies, in each case, in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings (provided that, if the obligation with respect to which any such Lien arises is being contested in good faith by appropriate proceedings, such obligation may remain unpaid during the pendency of such proceedings as long as the Borrower or its applicable Subsidiary shall have set aside on their books adequate reserves with respect thereto);

(b)           deposits or pledges made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security obligations (other than any Lien (i) imposed by ERISA and not permitted pursuant to Section 7.07 or (ii) arising pursuant to Applicable Canadian Pension Legislation and not permitted pursuant to Section 7.18);

(c)           Liens in respect of judgments or awards (i) which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or its applicable Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which the Borrower or such Subsidiary maintains adequate reserves or (ii) that secure judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(d)           Liens of carriers, warehousemen, maritime, repairmen, landlords, mechanics and materialmen, and other like Liens, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue; provided, that such Liens may continue to exist for a period of more than one hundred twenty (120) days if the validity or amount thereof shall currently be contested by the Borrower or its applicable Subsidiary in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto as required by GAAP; and provided further, that the Borrower or such Subsidiary will pay any such claim forthwith upon commencement of proceedings to foreclose any such Lien;

(e)           encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Borrower or any Subsidiary is a party, and other minor Liens none of which in the opinion of the Borrower or such Subsidiary interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;

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(f)           good faith deposits in connection with bids, tenders and contracts, deposits to secure public or statutory obligations and appeal bonds, performance and landfill closure bonds, deposits to secure surety bonds or import duties and other obligations of a like nature, in each case under this clause (f) incurred in the ordinary course of business;

(g)           Liens incurred in the ordinary course of business relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution;

(h)           Liens arising from precautionary UCC or PPSA financing statement filings regarding “true” leases entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(i)            other Liens, in addition to those permitted by clauses (a) through (h) above and clauses (j) through (l) below, securing Indebtedness and other obligations, so long as the aggregate outstanding amount of Priority Debt and such other obligations at any time does not exceed 15% of Consolidated Tangible Assets; provided, that any Lien in connection with a Permitted Receivables Transaction shall meet the requirements of a Permitted Receivables Lien; and provided further that no such Liens permitted under this clause (i) may secure any Indebtedness under any Material Credit Facility (other than solely as to Liens on cash collateral supporting, and rights of set-off or similar rights and remedies as to, letters of credit or bankers’ acceptances issued under the Revolving Credit and Term Loan Agreement or any other Material Credit Facility to the extent that the sublimit in respect of such letters of credit or bankers’ acceptances under such applicable facility would not constitute a Material Credit Facility on a standalone basis) unless effective provision is made whereby the Obligations will be equally and ratably secured by such Liens (or equivalent Liens on the applicable collateral) with any and all such Indebtedness thereby secured pursuant to customary documentation reasonably satisfactory to the Agent;

(j)            Liens on the rights of the Borrower or any Subsidiary in bonds issued in connection with revenue bond financings in favor of any issuer of a letter of credit used to provide security for the payment of such bonds, in each case under this clause (j) entered into in the ordinary course of business;

(k)           (i) rights reserved or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary and (ii) any obligations or duties affecting the property of the Borrower or any of its Subsidiaries to any municipality, governmental, statutory or public authority with respect to any franchise, grant, license or permit, in each case under this clause (k) entered into in the ordinary course of business; and

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(l)            Liens securing the Obligations.

Section 7.03         Restrictions on Investments. The Borrower shall not, nor shall it permit any Subsidiary to, make any Investments other than:

(a)           ordinary course Investments made by the Borrower or any of its Subsidiaries from time to time in cash and cash equivalents;

(b)            subject to Sections 7.01(a) and 7.03(d) (solely with respect of the provisos thereof), Investments in the Borrower or any of its direct or indirect wholly-owned Subsidiaries;

(c)           Investments consisting of guarantees by the Borrower or any of its Subsidiaries of any Indebtedness permitted pursuant to Section 7.01; and

(d)           other Investments so long as at the time of making such Investment (i) no Default or Event of Default has occurred and is continuing or would result therefrom under Section 8.01(c) in respect of the financial covenant set forth in Section 7.14 and (ii) the Borrower and its Subsidiaries are in pro forma compliance with the financial covenant set forth in Section 7.14 (using Consolidated EBITDA of the Consolidated Group as of the last day of the applicable Pro Forma Reference Period (but including any permitted addbacks to Consolidated EBITDA in the period following the last day of the applicable Pro Forma Reference Period) and Consolidated Total Funded Debt as of the date of, and after giving effect to, such Investment (with such amounts adjusted as if such Investment occurred on the first day of the Pro Forma Reference Period)); provided, that at all times the aggregate amount of all Investments in Insurance Entities shall not exceed 10% of consolidated total assets of the Borrower and its Subsidiaries (as determined by reference to the most recent balance sheet delivered to the Agent pursuant to Section 6.04 or, if earlier than the first delivery thereunder, as indicated in the Audited Financial Statements); provided, further, that the aggregate amount of all Investments in any type of business other than the businesses conducted by the Borrower or its Subsidiaries on the Closing Date and in related, complementary or incidental businesses shall not exceed the U.S. Dollar Equivalent of $500,000,000 at any time outstanding (it being understood that Investments in any Insurance Entity shall be excluded from the immediately preceding limitation).

Section 7.04         Merger, Amalgamation, Consolidation and Disposition of Assets.

(a)           The Borrower shall not, nor shall it permit any Subsidiary, to become a party to any merger, amalgamation, dissolution, liquidation, division, or consolidation, except:

(i)              any Subsidiary may merge, amalgamate or consolidate with the Borrower or with any one or more Subsidiaries, provided that (A) if any transaction shall be between the Borrower and a Subsidiary, the Borrower shall be the continuing or surviving Person and (B) if any transaction shall be between a Subsidiary and a direct or indirect wholly-owned Subsidiary of the Borrower, a direct or indirect wholly-owned Subsidiary of the Borrower shall be the continuing or surviving Person unless the resulting Investment would be permitted under Section 7.03;

(ii)            any Subsidiary may liquidate, divide or dissolve, if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders; provided that the assets, if any, of such Subsidiary are transferred to the Borrower or a direct or indirect wholly-owned Subsidiary of the Borrower or the disposition thereof is permitted by Section 7.04(b); or

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(iii)            any merger, amalgamation or consolidation to effect Dispositions permitted under Section 7.04(b) or an Investment permitted under Section 7.03.

Notwithstanding anything to the contrary set forth in this clause (a) with respect to any transaction that may be otherwise permitted by this clause (a), the Borrower shall not consummate any merger, consolidation or amalgamation in which it is not the surviving or continuing entity.

(b)           Neither the Borrower nor any of its Subsidiaries shall effect any Disposition of assets (including pursuant to a Division), other than, in each case, if applicable, subject to compliance with Section 7.04(a)(i):

(i)             the sale of inventory, the licensing of intellectual property and the Disposition of obsolete, useless, worn-out or surplus assets, in each case in the ordinary course of business consistent with past practices;

(ii)            a Disposition of assets (including, without limitation, Equity Interests) from any Subsidiary of the Borrower to the Borrower or another direct or indirect wholly-owned Subsidiary of the Borrower;

(iii)            a Disposition of Equity Interests of any Subsidiary of the Borrower from the Borrower to any direct or indirect wholly-owned Subsidiary of the Borrower;

(iv)           the sale or exchange of routes and related assets which, in the business judgment of the Borrower does not, and will not have a Material Adverse Effect;

(v)            assets with an aggregate fair market value not greater than 20.0% of the value of the consolidated total assets of the Consolidated Group (as determined by reference to the most recent balance sheet delivered to the Agent pursuant to Section 6.04 or, if earlier than the first delivery thereunder, as indicated in the Audited Financial Statements) over the term of this Agreement;

(vi)           the sale, lease, assignment, transfer or other Disposition of Receivables in connection with any Permitted Receivables Transaction; and

(vii)           any sale and leaseback transaction permitted by Section 7.05.

Section 7.05         Sale and Leaseback. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Borrower and its Subsidiaries shall sell or transfer any property owned by either the Borrower or any of its Subsidiaries in order then or thereafter to lease such property or lease other property which the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Lenders, except, in each case, where a Disposition is not prohibited under Section 7.04(b) and the Indebtedness arising therefrom is not prohibited under Section 7.01(b) or Section 7.14.

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Section 7.06      Restricted Payments and Redemptions. The Borrower shall not, nor shall it permit any non-wholly-owned Subsidiary to, make any Restricted Payments (provided, however, that neither the exercise of common stock purchase warrants or options to purchase common stock on a “cashless” exercise basis under the Borrower’s or any of its Subsidiaries’ equity incentive plans shall constitute a purchase or redemption of Equity Interests), except:

(a)           each non-wholly-owned Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such non-wholly-owned Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower may make any Restricted Payment not otherwise permitted in this Section 7.06 so long as no Default or Event of Default has occurred and is continuing or would result therefrom under Section 8.01(c) in respect of the financial covenant set forth in Section 7.14;

(c)           the Borrower and each non-wholly-owned Subsidiary may make cash payments to its employees and non-employee directors pursuant to one or more profit sharing, equity incentive, equity purchase plans or other benefit plan; and

(d)           the Borrower and each non-wholly-owned Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person.

Section 7.07         Employee Benefit Plans. Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate will:

(a)           engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or otherwise incur any excise taxes under Sections 4971, 4975, 4980B or 4980D of the Code which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of $50,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(b)           fail to satisfy the Pension Funding Rules with respect to any Pension Plan (other than a Multiemployer Plan) which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of $50,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate or fail to meet or seek any waiver of the minimum funding standards or incur any funding shortfall (within the meaning of Sections 302 and 303 of ERISA or Sections 430 and 436 of the Code) with respect to any such Pension Plan which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of $50,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(c)           fail to contribute to any Pension Plan to an extent which, or terminate any Pension Plan (other than a Multiemployer Plan) in a manner which, could reasonably be expected to result in the imposition of a Lien securing material obligations (and in any event obligations in excess of U.S. Dollar Equivalent of $50,000,000) on any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate pursuant to Section 303(k) or Section 4068 of ERISA or Section 430(k) of the Code; or

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(d)           post any security pursuant to Section 436(f) of the Code or fail to meet the minimum required contribution payment obligations under Section 303(j) of ERISA with respect to any Pension Plan (other than a Multiemployer Plan) which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of $50,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(e)           permit or take any action which would result in the aggregate benefit liabilities (within the meaning of Section 4001 of ERISA) of all Pension Plans (other than any Multiemployer Plans) exceeding the value of the aggregate assets of such Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Pension Plan with assets in excess of benefit liabilities which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of $50,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(f)            incur any withdrawal liability within the meaning of Section 4201 of ERISA with respect to any Multiemployer Plan which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of $50,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate.

Section 7.08         Burdensome Agreements. Except as required by any Municipal Contract, this Agreement or any other Loan Document, neither the Borrower nor any of its Subsidiaries shall enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Borrower or such Subsidiary from (a) making Restricted Payments to the Borrower or otherwise transferring property to or investing in the Borrower, except for any such agreement or arrangement in effect at the time such Subsidiary became a Subsidiary of the Borrower, so long as such agreement or arrangement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower, (b) Guaranteeing the Indebtedness of the Borrower or (c) creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest or Lien in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents other than customary anti-assignment provisions in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business, in each case other than (A) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the Disposition of the Equity Interests or assets of such Subsidiary permitted under the terms of this Agreement pending the closing of such Disposition, (B) any restriction in the form of customary provisions with respect to the Disposition of Investments held by the Borrower or a Subsidiary and permitted under the terms of this Agreement, (C) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 7.02 solely to the extent any such negative pledge relates to property financed by or the subject of such Indebtedness, (D) restrictions on any Receivables SPV or the Equity Interests, securities or other obligations thereof pursuant to customary documentation entered into in connection with a Permitted Receivables Transaction, (E) restrictions in any senior notes of the Borrower or its Subsidiaries that are substantively similar to, or less restrictive than, the Borrower’s senior notes outstanding as of the Closing Date, (F) customary anti-assignment provisions contained in leases, licensing agreements and permits issued by Governmental Authorities, in each case entered into by the Borrower or such Subsidiary in the ordinary course of its business, (G) in connection with restrictions imposed by applicable Laws, (H) restrictions on the granting of Liens by Subsidiaries pursuant to an agreement governing Indebtedness permitted under Section 7.01(a), (I) restrictions in any agreement(s) governing Indebtedness of the Borrower or its Subsidiaries that are substantively similar to, or less restrictive than, this Agreement or the Revolving Credit and Term Loan Agreement, in each case, as in effect from time to time and (J) to the extent not permitted under subclauses (A) through (I) above, restrictions pursuant to any agreement(s) governing Indebtedness of the Borrower or a Subsidiary not exceeding, individually or in the aggregate, the U.S. Dollar Equivalent of $100,000,000.

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Section 7.09         Business Activities. Neither the Borrower nor any of its Subsidiaries will engage directly or indirectly (whether through Subsidiaries or otherwise) in any material line of business other than those lines of businesses conducted by the Borrower or its Subsidiaries on the Closing Date and lines of business related, complementary or incidental thereto, except to the extent otherwise permitted under Section 7.03.

Section 7.10         Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries will engage in any transaction with any non-Subsidiary Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such non-Subsidiary Affiliate, or, to the knowledge of the Borrower and any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such non-Subsidiary Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms that are more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

Section 7.11         [Reserved].

Section 7.12         [Reserved].

Section 7.13         Use of Proceeds; Margin Stock. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; provided, that the Borrower and its Subsidiaries may use the proceeds of Loans advanced hereunder to purchase stock of the Borrower as permitted under Section 7.06 so long such stock is retired upon the consummation of the applicable repurchase.

Section 7.14         Financial Covenant. Neither the Borrower nor any of its Subsidiaries shall permit, as of the last day of each fiscal quarter of the Consolidated Group, the ratio of (i) Consolidated Total Funded Debt outstanding on such date to (ii) Consolidated EBITDA for the Reference Period ending on such date (the “Leverage Ratio”), to exceed 3.75 to 1.00; provided that in the event of an acquisition permitted under Section 7.03 and Section 7.04 involving aggregate consideration in excess of the U.S. Dollar Equivalent of $200,000,000 occurring during a fiscal quarter, then the Borrower shall have the right to increase the maximum permitted Leverage Ratio required to be maintained under this Section 7.14 to 4.25 to 1.00 for the fiscal quarter in which such permitted acquisition is consummated (the “Trigger Quarter”) and each of the three fiscal quarters immediately following the Trigger Quarter (such period, an “Elevated Leverage Ratio Period”), and the maximum permitted Leverage Ratio will thereafter revert to 3.75 to 1.00; provided that there shall be no more than two Elevated Leverage Ratio Periods during the term of this Agreement; provided further that an Elevated Leverage Ratio Period may not be elected by the Borrower unless there is at least one fiscal quarter end after the end of the prior Elevated Leverage Ratio Period at which the required Leverage Ratio is less than or equal to 3.75 to 1.00. Such election shall be made by the delivery of a written notice by the Borrower to the Agent making reference to this Section 7.14 and notifying the Agent of the Borrower’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Trigger Quarter. Any exercise of the “Elevated Leverage Ratio Period” under the Revolving Credit and Term Loan Agreement on or after the Closing Date shall trigger an exercise of the Elevated Leverage Ratio Period under this Section 7.14.

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Section 7.15         [Reserved].

Section 7.16         Sanctions. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent or otherwise) of applicable Sanctions.

Section 7.17         Anti-Corruption Laws.

Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-money laundering and terrorist financing, and other anti-corruption legislation in other applicable jurisdictions.

Section 7.18         Canadian Pension and Benefit Plans.

(a)           Without the prior written consent of the Agent, such consent not to be unreasonably withheld, delayed or conditioned, neither the Borrower nor any of its Subsidiaries organized in Canada shall have any liability in respect of any “multi-employer pension plan,” as that term is defined in Applicable Canadian Pension Legislation if such liabilities would reasonably be expected to exceed the U.S. Dollar Equivalent of $50,000,000 in the aggregate;

(b)           Without the prior written consent of the Agent, such consent not to be unreasonably withheld, delayed or conditioned, neither the Borrower nor any of its Subsidiaries organized in Canada shall establish, adopt or agree to contribute to any pension plan with a “defined benefit provision” (as that term is defined in the ITA) that would be a Canadian Pension Plan if in existence as of the date hereof, or acquire any Person who sponsors, maintains, administers, or is or may be required to contribute to a pension plan with a “defined benefit provision” (as that term is defined in the ITA) that would be a Canadian Pension Plan if in existence as of the date hereof, if the funding deficit in respect of such pension plan, as determined on a hypothetical wind-up basis, if any, would reasonably be expected to exceed the U.S. Dollar Equivalent of $50,000,000 in the aggregate; or

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(c)           Without the prior written consent of the Agent, such consent not to be unreasonably withheld, delayed or conditioned, neither the Borrower nor any of its Subsidiaries organized in Canada shall take any action to effect the full or partial wind-up or termination, or to cause any Canadian Governmental Authority to order the full or partial wind-up or termination, of any Canadian Pension Plan with a “defined benefit provision” (as that term is defined in the ITA), if such full or partial wind-up or termination would reasonably be expected to give rise to a windup deficit in excess of the U.S. Dollar Equivalent of $50,000,000 in the aggregate.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01         Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)           the Borrower fails to pay any principal of the Loans when the same shall become due and payable, whether at the Maturity Date, or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower fails to pay any interest or fees or other amounts owing under the Loan Documents within five (5) Business Days after the same shall become due and payable whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower fails to comply with the covenants contained in Sections 6.05 (with respect to the Borrower and any Material Subsidiaries only), 6.15, 6.17, or Article VII;

(d)           the Borrower fails to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b) and (c) above) within thirty (30) days after written notice of such failure having been given to the Borrower by the Agent or any Lender;

(e)           any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement proves to have been false in any material respect upon the date when made or repeated; or

(f)            (i) the Borrower or any of its Subsidiaries (A) fails to pay at maturity, or within any applicable period of grace, any and all obligations for borrowed money (other than the Obligations) or any guaranty with respect thereto in an aggregate amount greater than U.S. Dollar Equivalent of $100,000,000 or (B) fails to observe or perform any term, covenant or any other agreement or condition contained in any agreement or instrument by which it is bound, evidencing or securing borrowed money or any guaranty with respect thereto in an aggregate amount greater than U.S. Dollar Equivalent of $100,000,000, or (ii) any other event shall occur or condition shall exist under any such agreements or instruments, in each case, for such period of time as would permit (after the giving of appropriate notice if required) the holder or holders or the beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) thereof or of any obligations issued thereunder to accelerate the maturity thereof or require (or cause) such obligations to be repurchased, prepaid, defeased or redeemed in an amount greater than U.S. Dollar Equivalent of $100,000,000 prior to its stated maturity (and for the avoidance of doubt, obligations for borrowed money as used in this clause (f) shall include, without limitation, (I) obligations constituting Attributable Indebtedness, contingent or other obligations under Guarantees, obligations under Swap Contracts (based on the Swap Termination Value thereof), (II) obligations under Permitted Receivables Transactions and (III) in the case of the Revolving Credit and Term Loan Agreement, any undrawn committed amounts); provided, however, this clause (f) shall not apply to (i) any term, covenant or any other agreement, instrument, event or condition under any intercompany financing between or among the Borrower and/or any of its direct or indirect wholly-owned Subsidiaries (unless any enforcement action is taken against the Borrower and/or any of its direct or indirect wholly-owned Subsidiaries with respect to such intercompany financing (including requiring prepayment thereunder) as a result thereof (it being understood that a permitted or consensual prepayment of any such intercompany financing arrangement in connection with another intercompany transaction (or series of transactions) shall not be considered an enforcement action, all such prepayments being subject to Section 11.23 to the extent and in the manner provided therein)); (ii) any voluntary prepayment, repurchase or redemption applicable to an individual affected holder of Indebtedness as a result of a change in tax law or any similar or analogous provision in any other documentation governing Indebtedness (including any senior notes or in any intercompany financing between or among the Borrower and/or any of its direct or indirect wholly-owned or its Subsidiaries, all such prepayments, repurchases and redemptions of intercompany financing being subject to Section 11.23 to the extent and manner provided therein); or (iii) any mandatory prepayment, repurchase or redemption applicable to an individual affected holder of Indebtedness as a result of any Sanctions event; provided, further, that any offer to prepay, repurchase or redeem any of the foregoing in connection with a change of control offer with respect to the Borrower shall not constitute an Event of Default under this clause (f) until such time as the consummation of such prepayment, repurchase or redemption connected with such change of control offer;

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(g)            the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or any of its Material Subsidiaries and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to the Borrower or any of its Material Subsidiaries or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding;

(h)            (i) the Borrower or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any of its Material Subsidiaries and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(i)            there remains in force, undischarged, unsatisfied and unstayed, for more than forty-five (45) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries which, with other outstanding final judgments against the Borrower and its Subsidiaries, exceeds in the aggregate U.S. Dollar Equivalent of $100,000,000 after taking into account any undisputed insurance coverage;

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(j)            (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower and its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of U.S. Dollar Equivalent of $50,000,000, or (ii) the Borrower, any of its Subsidiaries or any ERISA Affiliate fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) the Borrower or any of its Subsidiaries is permitted to contest its obligations to make such payment without incurring any liability (other than interest) or penalty and (y) the Borrower or any of its Subsidiaries is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of U.S. Dollar Equivalent of $50,000,000, or (iii) if (x) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (y) the Borrower or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, in either case giving rise to a liability in excess of U.S. Dollar Equivalent of $50,000,000, or (z) the Borrower or any Subsidiary becomes subject to the imposition of a material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans and any such event or events described in clause (iii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect;

(k)            any of the Loan Documents is cancelled, terminated, revoked or rescinded, in each case other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents is commenced by or on behalf of the Borrower or any of its Subsidiaries or any stockholder of the Borrower who is an officer or director of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction makes a determination that, or issues a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(l)            (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of twenty-five percent (25%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors of the Borrower; or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period cease to constitute a majority of the board of directors unless such new directors were approved by a majority of the directors who were directors on the first day of such period; provided, however, that any such change of control described in this Section 8.01(l) resulting from an acquisition, merger, amalgamation or consolidation permitted under Section 7.04 shall not constitute a Default or an Event of Default hereunder provided that such change of control does not involve any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors of the Borrower.

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Section 8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders any other right or remedy available under any other Loan Document, at law, in equity, under any other instrument, document or agreement or otherwise;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Material Subsidiaries under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, or any successors to such statutes or any similar Debtor Relief Law that imposes any stay on the enforcement of creditors’ rights generally or upon the consummation of any proceeding under any Debtor Relief Law under which a stay or similar injunction is requested, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law, in equity, under any other instrument, document or agreement or otherwise, whether now existing or hereafter arising.

Section 8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.19, be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
AGENT

Section 9.01         Appointment and Authorization of the Agent. (a) Each of the Lenders hereby (i) irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and (ii) authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02         Rights as a Lender. Any Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “the Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03         Exculpatory Provisions. Neither the Agent nor any Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Agent nor any Arranger, as applicable:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall have any duty or responsibility to disclose and be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein; and

(d)           shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given in writing to the Agent by the Borrower or a Lender. The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.04         Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 9.05         Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06         Resignation of the Agent.

(a)           The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in United States, or an Affiliate or branch of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the applicable retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the applicable retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while such retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

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Section 9.07         Non-Reliance on the Agent and the Other Lenders. Each Lender expressly acknowledges that neither the Agent nor the Arrangers have made any representation or warranty to it, and that no act by the Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Arrangers to any Lender as to any matter, including whether the Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Agent and the Arrangers that it has, independently and without reliance upon the Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

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Section 9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 9.09         The Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.10 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 11.04. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

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(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Agent in its sole discretion and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.11         Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

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ARTICLE X
[RESERVED]

ARTICLE XI
MISCELLANEOUS

Section 11.01      Amendments, Etc. Subject to Section 3.03 and the last three paragraphs of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender except that, in the sole discretion of the Agent, only a waiver by the Agent shall be required with respect to immaterial matters or items noted in any post-closing letter made available to the Lenders with respect to which the Borrower has given assurances satisfactory to the Agent that such items shall be delivered promptly following the Closing Date;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment after the funding thereof on the Closing Date) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any vote to rescind acceleration of amounts owing with respect to the Loans and other Obligations under the Loan Documents shall only require the approval of the Required Lenders);

(d)           except in accordance with Section 3.03, reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 11.01 with respect to the Fee Letters) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby except that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee;

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(e)           change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release the Borrower from its Obligations under the Loan Documents without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision in this Section 11.01 to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Agent and the Borrower (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary, if the Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding any provision herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of each Lender have terminated, such Lender shall have no other commitment or obligation hereunder and shall be paid in full in cash all principal, interest, fees and other amounts owing to it or accrued for its account under this Agreement upon or prior to the effectiveness of such amendment and restatement of this Agreement.

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Section 11.02       Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to the Borrower or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower), as may be updated pursuant to Section 11.02(d).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), with confirmation of transmission by the transmitting equipment. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may each, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of the Borrower and the Agent may change its respective address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal, Canadian Federal, state, provincial and territorial securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal, Canadian Federal, state, provincial and territorial securities laws.

(e)           Reliance by the Agent and the Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of a Responsible Officer of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except in the case of any of the foregoing Persons who are seeking indemnification hereunder, to the extent such reliance resulted from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

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Section 11.03       No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of the Agent and all of the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04       Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay following the receipt of a reasonably detailed invoice (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one U.S. counsel and one outside Canadian counsel, for the Agent and its Affiliates, collectively), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Agent or any Lender incurred in connection with the transactions contemplated hereby; provided that for any individual enforcement action or series or related actions, the Borrower shall not be required to pay legal fees, charges and disbursements of more than one primary outside U.S. counsel and one primary outside Canadian counsel, and any reasonably necessary local outside counsel (if any), for the Agent and the Lenders collectively, unless the representation of all such Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case the Borrower shall also be required to pay the legal fees, charges and disbursements of additional outside counsel to such conflicted Persons), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)           Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including settlement costs and the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee; provided that for any individual claim or series or related claims, this indemnity shall only apply to the legal fees, charges and disbursements of one primary outside U.S. counsel and one primary outside Canadian counsel, and any reasonably necessary local outside counsel (if any), for all Indemnitees, unless the representation of all Indemnitees by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case this indemnity shall also apply to the legal fees, charges and disbursements of additional outside counsel to such conflicted Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against such Indemnitee for material breach of such Indemnitee’s obligations (if any) hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting or duplicating the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims, damages, expenses, etc. arising from any non-Tax claim.

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(c)           Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent (and without limiting their obligation to do so), each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of the Agent acting for the Agent (or any such sub-agent) connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Person party hereto shall assert, and each such Person hereby waives, and acknowledges that no other Person shall have, any claim against any other Person party hereto or to any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing shall not limit Borrower’s indemnification and expense reimbursement obligations set forth herein to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is entitled to indemnification and expense reimbursement hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct and actual damages resulting from the gross negligence, material breach of such Indemnitee’s obligations or willful misconduct by such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)           Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

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Section 11.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.06      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of the Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by the Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)          In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           In any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

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(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)          The consent of the Borrower (not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless they object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; and

(B)          The consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that, the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of its Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or (D) to any Person who is not qualified to lend to the Borrower in U.S. Dollars.

(vi)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by the Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)           Register. The Agent, acting solely for this purpose as agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Agent a copy of the Register. Upon its receipt of and, if required, consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, such Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.01 (unless such assignee is already a Lender), together with the fee payable under Section 11.06(b)(iii), the Agent will, on the effective date thereof, record the Assignment and Assumption on the Register.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s respective Affiliates or Subsidiaries), in each case, that is legally entitled to deliver the IRS form(s) and other documentation described in Section 3.01(e), as applicable (as if it were a Lender), demonstrating a complete exemption from U.S. federal withholding tax pursuant to Laws in effect on the date on which such Person acquires the participation (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 (subject to the requirements, required representations, and limitations in such Sections) and shall be subject to the mitigation obligations and replacement pursuant to Section 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided, that such Participant (A) agrees to be subject to the provisions of Sections 3.01, 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, which Change in Law would have entitled the Lender from whom it acquired the applicable participation to receive such greater payment. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

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(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank of the United States; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           [Reserved].

(g)           The parties hereby agree that BofA Securities, Inc. may, without notice to the Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

Section 11.07       Treatment of Certain Information; Confidentiality. The Agent and the Lenders each agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed, subject to the provisions set forth in this Section 11.07, (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority, purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential (other than Information provided under Sections 6.04, 6.13, 6.14, 6.15, 6.18 or 7.14 (i.e., such Information provided under such sections does not need to be labeled confidential to be treated as confidential)). Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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The Agent and the Lenders each acknowledge that (a) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States, Federal, Canadian Federal, state, provincial and territorial securities laws.

Notwithstanding the foregoing, unless specifically prohibited by applicable Law or court order, the Agent and the Lenders and each of their respective Affiliates shall each, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the Agent, such Lender or such Affiliate by such Governmental Authority) or pursuant to legal process.

The provisions of this Section 11.07 do not apply to any proceedings between the parties to this Agreement.

Section 11.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after giving prior written notice to the Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 11.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law including, but not limited to, the Criminal Code (Canada) (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10      Counterparts; Effectiveness. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01 or with respect to a Fee Letter or as provided in the applicable Loan Document, this Agreement or such other Loan Documents shall become effective when they shall have been executed by the Agent (to the extent the Agent is a party thereto) and when the Agent shall have received counterparts hereof or thereof that, when taken together, bear the signatures of each of the other parties hereto or thereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

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Section 11.13      Replacement of Lenders. If the Borrower is entitled to replace or remove a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace or remove a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, terminate the Commitment, and repay the Loans on a non-pro rata basis, of such Lender and/or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)           the Borrower or assignee Lender shall have paid to the Agent the assignment fee specified in Section 11.06(b)(iv) unless such assignment fee is waived by the Agent in its sole discretion pursuant to Section 11.06(b)(iv);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent (provided that, notwithstanding anything herein to the contrary, the execution of the Assignment and Assumption by the Non-Consenting Lender shall not be necessary in order for any assignment referred to in this clause to become effective).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

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Notwithstanding anything in this Section 11.13 to the contrary, the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Section 11.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)           SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.15      Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16      Electronic Execution; Electronic Records. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Agent, and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender without further verification and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

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The Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender hereby waive (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any ancillary document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such ancillary document, and (ii) any claim against the Agent, each Lender and each Related Party for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 11.17      Anti-Money Laundering Legislation. Each Lender that is subject to the AML Legislation (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “AML Legislation”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the AML Legislation. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the AML Legislation.

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Section 11.18      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders on the other hand, (B)  the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C)  the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 11.20      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

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Section 11.21      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.22       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b)           As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.23       Subordination of Intercompany Indebtedness.

(a)           The Borrower and each Subordinating Loan Party covenants and agrees (on its own behalf and on behalf of each of its Subsidiaries that is or becomes a Subordinating Loan Party), in their respective capacities as issuers or holders (as applicable) of any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy or for the reorganization of any company), fees, charges, expenses, attorneys’ fees and any other sum owed by the Borrower or due in respect of the aggregate unpaid amount of all advances, indebtedness, loans, payables and other extensions of credit and obligations owed by the Borrower to any Subordinating Loan Party (the “Intercompany Indebtedness”), that the payment of any Intercompany Indebtedness is subordinated in right of payment, to the extent and in the manner provided in this Section 11.23, to the payment in full of all Obligations and the termination of the Commitments (other than contingent or inchoate indemnification obligations for which no claim has been asserted) (the “Discharge of the Senior Obligations”), and that the subordination herein is for the benefit of the Agent and the Lenders. Without limitation of the foregoing with respect to any Intercompany Indebtedness, so long as no Event of Default has occurred and is continuing, the Borrower may make and any Subordinating Loan Party may receive any (x) payments of principal and interest, including, without limitation, prepayments of principal, (y) applicable expense or indemnity payments payable in accordance with the terms thereof and (z) refinancings, replacements, renewals or extensions of such Intercompany Indebtedness to the extent permitted by this Agreement and subordinate to the Obligations in accordance with this Section 11.23; provided, that in the event that any Subordinating Loan Party receives any payment of any such Intercompany Indebtedness at a time when such payment is prohibited by this Section 11.23, such payment shall be held by such Subordinating Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Agent (provided that, in the event that any other holder of senior Indebtedness permitted under the Loan Documents has the same right to receive such payments, the Borrower shall be permitted to make such payment or distribution to the applicable agent and to the holders of such other senior Indebtedness on a pari passu basis, pro rata, based on outstanding principal amount, if any payment is required thereunder).

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(b)           The Borrower (for itself and on behalf of each Subordinating Loan Party) and each of the Subordinating Loan Parties (by such Subordinating Loan Party’s acceptance of any Intercompany Indebtedness owing from the Borrower) hereby (i) authorizes the Agent to demand specific performance of the terms of this Section 11.23 at any time when any holder of Intercompany Indebtedness shall have failed to comply with any provisions of this Section 11.23 which are applicable to it and (ii) irrevocably waives to the extent permitted under applicable law any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)           The Borrower (for itself and on behalf of each Subordinating Loan Party) and each of the Subordinating Loan Parties (by such Subordinating Loan Party’s acceptance of any Intercompany Indebtedness owing from the Borrower) agrees that upon any distribution of assets of the Borrower in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise): (i) the Agent and the Lenders shall first be entitled to receive payment in full in cash of the Obligations before any holder of such Intercompany Indebtedness is entitled to receive any payment on account of such Intercompany Indebtedness, (ii) any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which any such holder of Intercompany Indebtedness would be entitled except for the provisions of this subsection 11.23(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Agent, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Agent, for itself and the other Lenders, (iii) in the event that, notwithstanding the foregoing provisions of this subsection 11.23(c), any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, shall be received by any such holder of Intercompany Indebtedness on account of Intercompany Indebtedness before the Discharge of the Senior Obligations, such payment or distribution shall be received and held in trust for and shall be paid over to the Agent, for application to the payment of the Obligations, after giving effect to any concurrent payment or distribution or provision therefor to the Agent (provided that, in the event that any other holder of senior Indebtedness permitted under the Loan Documents has the same right to receive such payments, the Borrower shall be permitted to make such payment or distribution to the applicable agent and to the holders of such other senior Indebtedness on a pari passu basis, pro rata, based on outstanding principal amount, if any payment is required thereunder) and (iv) no right of the Agent to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any Subordinating Loan Party. If, for any reason, any of the trusts expressed to be created in this Section 11.23(c)(iii) should fail or be unenforceable, the affected Subordinating Loan Party will promptly pay or distribute any such payment or distribution of assets to the Agent, for application to the payment of the Obligations for application in accordance with the terms of this Section 11.23.

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(d)           Notwithstanding the foregoing, the foregoing subordination shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower is made, or any of the Agent or any of the Lenders exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Agent or any of the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred regardless of any prior revocation, rescission, termination or reduction. The obligations under this paragraph shall survive termination of this Agreement.

(e)           Each Subordinating Loan Party, as of the Closing Date or, if later, contemporaneously with becoming a Subordinating Loan Party (or such later time as the Agent may agree in its reasonable discretion), shall provide to the Agent an acknowledgment letter in form and substance reasonably satisfactory to the Agent whereby such Subordinating Loan Party acknowledges and agrees to be bound by the provisions of this Section 11.23.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	WASTE CONNECTIONS, INC.

	By:	/s/ Mary Anne Whitney
		Name:	Mary Anne Whitney
		Title:	Chief Financial Officer

(Signature Page to Waste Connections Term Loan Agreement)

BANK OF AMERICA, N.A., as the Agent and as a Lender

By:	/s/ Michael Contreras

Name:	Michael Contreras
Title:	Director

(Signature Page to Waste Connections Term Loan Agreement)

JP Morgan Chase Bank, N.A., as a Lender

By:	/s/ Peter S. Predun

Name:	Peter S. Predun
Title:	Executive Director

(Signature Page to Waste Connections Term Loan Agreement)

PNC BANK CANADA BRANCH, as a Lender

By:	/s/ Beau Filkowski

Name:	Beau Filkowski
Title:	Senior Vice President

(Signature Page to Waste Connections Term Loan Agreement)

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ Victoria Roberts

Name:	Victoria Roberts
Title:	Managing Director

(Signature Page to Waste Connections Term Loan Agreement)

Truist Bank, as a Lender

By:	/s/ William P. Rutkowski

Name:	William P. Rutkowski
Title:	Director

(Signature Page to Waste Connections Term Loan Agreement)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kara P. Van Duzee

Name:	Kara P. Van Duzee
Title:	Senior Vice President

(Signature Page to Waste Connections Term Loan Agreement)

Fifth Third Bank, National Association, as a Lender

By:	/s/ Sam Schuessler

Name:	Sam Schuessler
Title:	Associate

(Signature Page to Waste Connections Term Loan Agreement)

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Frans Braniotis

Name:	Frans Braniotis
Title:	Managing Director

(Signature Page to Waste Connections Term Loan Agreement)

Zions Bancorporation N.A. dba Amegy Bank, as a Lender

By:	/s/ Cody Biller

Name:	Cody Biller
Title:	Executive Vice President

(Signature Page to Waste Connections Term Loan Agreement)